UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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ENERSYS

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A MESSAGE FROM OUR NON-EXECUTIVE CHAIRMAN

AND OUR CHIEF EXECUTIVE OFFICER

June 21, 2018

Dear Fellow Stockholders:

We are pleased to provide you with our Annual Report for the fiscal year ending March 31, 2018. During fiscal 2018, we invested significant capital into our business to create the foundation for a Lean and digital company with state-of-the-art new products. Our net sales for the year were a record $2.6 billion, which represented a 3% organic increase as compared to fiscal year 2017. However, rising commodity costs created a headwind that masked profitability improvements from our cost savings and product mix enhancements. In addition, we invested approximately $15 million upgrading our digital core, developing new products and implementing Lean programs. In spite of these headwinds, adjusted diluted earnings per share declined only 2% year-over-year to $4.65 through gains in volume, price and cost management.

At our February 2017 Investor Day, we laid out our plans for strategic growth and earnings expansion. Since then we have made great progress in the development of our new modular products, with the launch of our exciting motive power maintenance free battery system, which is expected to take place at the end of calendar year 2018. This virtually maintenance free battery will be either a lithium or thin plate pure lead (TPPL) battery chemistry, depending on the customer energy requirements. A comparable reserve power battery system will follow in mid-2019. The feedback from our customers on these new product offerings has been very positive. In addition, with the increased demand for our TPPL products, we increased our sales of premium, higher-margin products to over 40% of our portfolio for the first time during fiscal 2018. We are excited about the market opportunities we are pursuing.

To further our competitive differentiation in the market, we continue to prioritize capital spending investment. By the end of fiscal 2019 we will have invested and installed a new high speed TPPL line which will expand our premium product manufacturing capacity with enhanced plant automation. We have been very active in the review of acquisition opportunities as we seek transactions that will increase our product technology offerings and electronic systems development.

As we move into fiscal 2019 we are experiencing strong demand for our TPPL products and expanding our market share in the transportation segment, which represents a high-growth opportunity. Our new products are poised to launch and our Lean program is taking root throughout the organization. We are on track with our fiscal year 2021 profitability goal of a 200 basis points increase in operating earnings margin to 14.4%. We want to thank our stockholders for their ongoing support and confidence; our customers for their trust and loyalty placed on our products and people; and our employees for their commitment to excellence in serving our customers.

Sincerely,

Arthur T. Katsaros	David M. Shaffer
Non-Executive Chairman of the Board	President and Chief Executive Officer

Please refer to “Management’s Discussion and Analysis” in our Annual Report on Form 10-K attached to this letter for additional information and to a reconciliation of the non-GAAP measures to the comparable GAAP measures contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 30, 2018.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this letter and proxy statement regarding EnerSys’ business, which are not historical facts, are “forward-looking statements” that involves risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see EnerSys’ filings with the Securities Exchange Commission, including “Item 1A. Risk Factors” in EnerSys’ Annual Report on Form 10-K attached to this letter. These statements speak only as of the date of this letter and proxy statement, even if subsequently made available by EnerSys on its website or otherwise. EnerSys undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this letter and proxy statement.

ANNUAL MEETING INVITATION

June 21, 2018

Dear Fellow Stockholder:

EnerSys will hold its 2018 annual meeting of stockholders (the “Annual Meeting”) on Thursday, August 2, 2018, at 10:00 a.m. (Eastern Time) at our corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605. Directions to our corporate offices can be found on the Investors page of our website at www.enersys.com or at investor.enersys.com.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to read these proxy materials and cast your vote on the matters that will be presented at the Annual Meeting. Stockholders of record have the option of voting by telephone, through the Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting in person at the Annual Meeting.

Thank you very much for your continued support and interest in EnerSys.

Sincerely,

Arthur T. Katsaros
Non-Executive Chairman of the Board

Notice of 2018 Annual Meeting of Stockholders

Date and Time:	Thursday, August 2, 2018, at 10:00 a.m. (Eastern Time)

Place:	EnerSys Global Headquarters, 2366 Bernville Road, Reading, Pennsylvania 19605

Items to be voted:

∎        elect four (4) Class II director nominees named in this proxy statement;

∎        approve, ratify and adopt the EnerSys 2018 Employee Stock Purchase Plan;

∎        ratify the appointment of Ernst & Young LLP as the Company’s independent registered public  accounting firm for fiscal year ending March 31, 2019;

∎        an advisory vote to approve the compensation of EnerSys’ named executive officers; and

∎        conduct any other business properly brought before the meeting.

Record date:	Stockholders of record at the close of business on June 4, 2018 may vote at the meeting, and any adjournments or postponements of the meeting. A list of these stockholders will be available at the corporate offices of EnerSys and will be available at the Annual Meeting.

By Order of the Board of Directors

Joseph G. Lewis

Vice President, General Counsel,

Chief Compliance Officer & Secretary

June 21, 2018

Your vote is important!

Stockholders of record can vote their shares by using the Internet or the telephone or by attending the meeting in person and voting by ballot. Instructions for voting by using the Internet or the telephone are set forth in the Notice of Internet Availability that has been provided to you. Stockholders of record who received a paper copy of the proxy materials also may vote their shares by marking their votes on the proxy card provided, signing and dating it, and mailing it in the envelope provided, or by attending the meeting in person and voting by ballot.

Important Notice Regarding the Availability

of Proxy Materials for the Annual Meeting to be Held on August 2, 2018

The Proxy Statement and Annual Report to Stockholders are available at www.enersys.com and at

www.proxydocs.com/ENS.

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PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies

The Board of Directors of EnerSys is providing this Proxy Statement to solicit proxies for use at EnerSys’ annual meeting of stockholders to be held at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605 on Thursday, August 2, 2018, at 10:00 a.m. (Eastern Time) or any adjournment or postponement thereof (the “Annual Meeting”). EnerSys (the “Company,” “we,” “our,” or “us”) is first delivering this Proxy Statement and the foregoing Notice on or about June 21, 2018.

Purpose of the Meeting

At the Annual Meeting, our stockholders will be asked to vote on the following proposals:

Proposals		Board Recommendation	Page Reference
1	To elect the four (4) Class II director nominees of the Board of Directors of EnerSys, each to serve until the 2021 annual meeting of stockholders, or until the earlier of their resignation or their respective successors shall have been elected and qualified;	FOR	4
2	To approve, ratify and adopt the EnerSys 2018 Employee Stock Purchase Plan;	FOR	18
3	To ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2019; and	FOR	22
4	An advisory vote to approve EnerSys’ named executive officer compensation.	FOR	51

Voting and Revocation of Proxies

Stockholders of record have a choice of voting by way of traditional proxy card, by telephone or through the Internet.

By Mail

∎      Request a proxy card from us by following the instructions on your Notice of Internet Availability.

∎      When you receive your proxy card, mark your selections on the proxy card.

∎      Date and sign your name exactly as it appears on the proxy card.

∎      Mail the proxy card in the postage-paid envelope that’s provided to you with your proxy card.

If you return the signed proxy card but do not mark the boxes showing how you wish to vote, your votes will be cast “FOR” the election of all director nominees; “FOR” the approval, ratification and adoption of the EnerSys 2018 Employee Stock Purchase Plan; “FOR” the ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm; and “FOR” the approval of executive compensation.

By Telephone	Call toll-free 1-866-284-6730 and follow the voice prompts.

Through Internet	Access the website www.proxypush.com/ENS and follow the instructions.

We encourage each stockholder of record to submit their proxy electronically through the Internet, if that option is available, or by telephone. Delivery of a proxy in any of the three ways listed above will not affect the right of a stockholder of record to attend the Annual Meeting and vote in person. If you hold your shares in “street name” (that is, through a broker, trustee or other holder of record), you will receive a voting instruction card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee only has discretionary voting power with respect to the proposal regarding the ratification of the appointment of the independent registered public accounting firm. You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Any stockholder of record giving a proxy may revoke it by doing any of the following:

∎	delivering a written notice of revocation to the Secretary of EnerSys, dated later than the proxy, before the vote is taken at the Annual Meeting;

∎	delivering a duly executed proxy to the Secretary of EnerSys, bearing a later date (including proxy by telephone or through the Internet) before the vote is taken at the Annual Meeting; or

∎	voting in person at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, Attention: Joseph G. Lewis, Vice President, General Counsel, Chief Compliance Officer and Secretary.

Record Date

Only stockholders of record at the close of business on June 4, 2018 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 42,112,605 shares of EnerSys common stock outstanding, each of which will be entitled to one vote at the Annual Meeting.

Quorum

The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum.

Tabulation of Votes

Our bylaws provide for majority voting procedures for the election of directors in an election where the number of director nominees does not exceed the number of directors to be elected (an “uncontested election”). In an uncontested election, to be elected, a director nominee must receive more “for” than “against” votes cast by the holders of shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”). In an election where the number of director nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, which means that the director nominees receiving the most votes cast by the holders of shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors will be elected, regardless of the number of votes cast in favor of each director nominee. The election of directors at this Annual Meeting is an uncontested election. A nominee holding shares in street name does not have discretionary voting power with respect to the election of directors and may not vote shares unless the nominee receives voting instructions from the beneficial owner. If your shares are held by a broker, it is important that you provide instructions to your broker so your vote is counted in the election of directors. Abstentions and broker non-votes will not constitute or be counted as “votes” cast for purposes of Proposal 1.

If an incumbent director receives more “against” than “for” votes, in accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee of our Board of Directors will consider such director’s contingent resignation and recommend to the Board of Directors the action to be taken. The Board of Directors will act on such recommendation and publicly disclose its decision and the rationale behind such decision within 90 days from the date of the certification of the election results.

Each of the approval of the EnerSys 2018 Employee Stock Purchase Plan and the ratification of the appointment of Ernst & Young LLP, as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2019, requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. With respect to these matters, abstentions will have the same effect as voting against such proposal, and broker non-votes, if any, will not constitute or be counted as “votes” cast for purposes of such proposal.

The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required for approval with respect to the advisory vote to approve our named executive officer compensation. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against the advisory vote on executive compensation. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Additionally, a broker non-vote will not constitute or be counted as “votes” cast for purposes of the advisory vote to approve our named executive officer compensation.

Although the advisory vote to approve our named executive officer compensation is non-binding, as provided by law, the Compensation Committee of our Board of Directors will review the results of the vote and take them into account in making a determination concerning executive compensation. For information regarding the Compensation Committee’s views in connection with the results of the 2017 non-binding advisory vote of stockholders, see the discussion beginning on page 28.

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the Annual Meeting.

Attendance at the Annual Meeting

Attendance at the Annual Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of EnerSys. You can obtain directions to attend the Annual Meeting by visiting our website at investor.enersys.com.

Proposal No. 1	Election of the Class II Director Nominees of the Board of Directors

General

Our certificate of incorporation provides that the Board of Directors shall consist of not less than three or more than eleven members, as fixed by the Board of Directors from time to time. The certificate of incorporation also divides the Board into three classes, with each class to be as nearly equal in number as possible. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, nominees for directors in that class will be considered for election for three-year terms at the annual meeting of stockholders in the year in which the term of directors in that class expires.

Following the appointment of Mr. Vargo and Ms. Connors to the Board of Directors in August 2017, our Board of Directors set its size at 10 members, divided into three classes. The classes are composed of the following directors:

∎	Messrs. Lehman, Marlo and Tufano are Class I directors, whose terms will expire at the 2020 annual meeting of stockholders;

∎	Mr. Chung, Ms. Connors, Mr. Katsaros, and Gen. Magnus, USMC (Retired) are Class II directors, whose terms will expire at the 2018 annual meeting of stockholders; and

∎	Messrs. Hoffen, Shaffer and Vargo are Class III directors, whose terms will expire at the 2019 annual meeting of stockholders.

Director Nominees of the Board of Directors

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Mr. Chung, Ms. Connors, Mr. Katsaros, and Gen. Magnus for election as Class II directors of EnerSys. Each of the nominees currently serves as a director of EnerSys and has consented to being named in this Proxy Statement and to serve, if elected. Each of the directors elected at the Annual Meeting will hold office until the 2021 annual meeting of stockholders or until the earlier of their resignation or their successors are duly elected and qualified. If any of the nominees become unable to accept their nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. Our management, however, has no present reason to believe that any Class II nominee will be unable to serve as a director, if elected.

The Board of Directors recommends a vote “FOR” each director nominee

BOARD OF DIRECTORS

The following table sets forth certain information with respect to our directors and the director nominees as of the date of this Proxy Statement:

Name	Age	Position with EnerSys	Year First Became Director	Term as Director will Expire(1)
Arthur T. Katsaros	70	Non-Executive Chairman	2005	2018
Hwan-yoon F. Chung	44	Director	2006	2018
Nelda J. Connors	52	Director	2017	2018
Howard I. Hoffen	54	Director	2004	2019
John F. Lehman	75	Director	2004	2020
Gen. Robert Magnus, USMC (Retired)	71	Director	2008	2018
Dennis S. Marlo	75	Director	2004	2020
David M. Shaffer	53	Director, President and Chief Executive Officer	2016	2019
Paul J. Tufano	64	Director	2015	2020
Ronald P. Vargo	64	Director	2017	2019

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

HWAN-YOON F. CHUNG	Age 44	Director since 2006
Managing Director, DCP Investments
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit Other Public Boards: None		✓ Financial Acumen ✓ Private Equity ✓ Environmental

Biography: Mr. Chung has been a Director of EnerSys since February 2006. He is the Managing Director of DCP Investments, a venture capital and private equity firm, since August 2017. From December 2015 to August 2017, he was the Senior Vice President—Corporate Finance of Hudson’s Bay Company, a merchandise retailer with operations in Canada, the United States and Europe, whose shares are publicly traded on the Toronto Stock Exchange. From November 2012 through December 2015, he was Managing Director of Allied Resource Company, a privately-held investment company with interests in businesses that deploy proprietary industrial-scale technologies to recycle waste, reduce pollutants and other emissions. Prior thereto, Mr. Chung was a Principal of Metalmark Capital LLC since its inception in 2004. Prior to joining Metalmark, he was an Executive Director of Morgan Stanley Private Equity from 2002 to 2004, after having performed various roles in the private equity group since he joined Morgan Stanley in 1998.

Board Experience: Mr. Chung served as a Director of PURAGLOBE, a leading used oil recycling technology company, from 2013 to 2017.

Skills and Qualifications: Mr. Chung received his Bachelor of Arts in Philosophy from the College of Arts and Sciences of the University of Pennsylvania, and his Bachelor of Science degree in Economics from the Wharton School of Business of the University of Pennsylvania. The financial acumen that Mr. Chung obtained through his private equity experiences were attributes important in qualifying him for service as a member of the Board of Directors, and a member of the Audit Committee.

NELDA J. CONNORS	Age 52	Director since 2017
Founder, Chairwoman and Chief Executive Officer of Pine Grove Holdings, LLC
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit, Compensation Other Public Boards: Boston Scientific Corporation, Delphi Technologies PLC, Echo Global Logistics, Inc.		✓ Financial Expert ✓ Global/ Public Company Experience ✓ Engineering Operations & Strategy

Biography: Ms. Connors has been a Director of EnerSys since August 2017. Since 2011, she is the founder, Chairwoman and Chief Executive Officer of Pine Grove Holdings, LLC, a privately held investment company focused on acquiring and building small-to middle market businesses with highly engineered content. From 2008 through 2011, Ms. Connors was the President and Chief Executive Officer of Atkore International, which was formerly a division of Tyco International. Prior to that, she was a senior executive at Eaton Corporation, Ford Motor Company and Chrysler Corporation in various global business leadership and profit and loss management roles. She has lived and worked in the United States, Europe and Asia-Pacific.

Board Experience: Since December 4, 2017, Ms. Connors has been a Director of Delphi Technologies PLC, a provider of global vehicle propulsion solutions whose shares are listed on the New York Stock Exchange. Since April 12, 2013, she has served as a Director of Echo Global Logistics, Inc., a provider of technology-enabled transportation management services whose shares are traded on the NASDAQ Stock Market, and since December 15, 2009, an Independent Director of Boston Scientific Corporation, a global medical device company whose shares are traded on the New York Stock Exchange. Ms. Connors formerly served as a director for Atkore, Blount International, Clarcor Corporation, and Vesuvius plc., and as a Class B director of the Federal Reserve Bank of Chicago.

Skills and Qualifications: Ms. Connors holds a Bachelor of Science and Master of Science in Mechanical Engineering from the University of Dayton. Her financial acumen and public company experiences, as well as her global experience in areas of operations, quality, engineering and business strategy were attributes important in qualifying her for service as a member of the Board of Directors, as a member of the Compensation Committee, and as a member and financial expert to the Audit Committee.

HOWARD I. HOFFEN	Age 55	Director since 2004
Chairman, CEO and Managing Director, Metalmark Capital LLC
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Nominating & Corporate Governance Other Public Boards: None		✓ Audit & Financial ✓ Risk Management ✓ Strategic Planning

Biography: Mr. Hoffen has been a Director of EnerSys since it became publically traded in July 2004. He is currently the Chairman, Chief Executive Officer, and a Managing Director of Metalmark Capital LLC. Mr. Hoffen was a founding member of Metalmark in 2004, and served as Chairman and Chief Executive Officer of Morgan Stanley Capital Partners from 2001 to 2004, after having performed various roles in the private equity group since he joined Morgan Stanley in 1985.

Board Experience: He serves as a Director of Pacific Coast Energy Holdings LLC, the general partner of Pacific Coast Oil Trust, whose trust units are listed on The New York Stock Exchange, and served as a Director of Jones Energy Inc., an independent oil and gas company whose shares are listed on The New York Stock Exchange, from 2009 to 2017. He is also a Director of several private companies and serves on the Board of Visitors of The Fu Foundation School of Engineering and Applied Sciences at Columbia University.

Skills and Qualifications: Mr. Hoffen received his Master of Business Administration degree from Harvard Business School and his Bachelor of Science degree from Columbia University. Through Mr. Hoffen’s experience in private equity and service on other corporate boards, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning.

ARTHUR T. KATSAROS	Age 70	Director since 2005
Former Group Vice President - Development and Technology, Air Products and Chemicals Inc.
INDEPENDENT NON-EXECUTIVE CHAIRMAN		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: None Other Public Boards: None		✓ Senior Management Leadership ✓ International Business ✓ Global Manufacturing

Biography: Mr. Katsaros has been a Director of EnerSys since July 2005 and the Non-Executive Chairman of the Board of Directors since May 2016. Mr. Katsaros was most recently the Group Vice President—Development and Technology of Air Products and Chemicals, Inc. from 2002 and until his retirement in April 2007. From 1996 through 2002, he was Group Vice President of Engineered Systems and Operations of Air Products.

Board Experience: Mr. Katsaros serves as the Chairman of CDG Environmental, LLC, a manufacturer of supply systems for water treatment.

Skills and Qualifications: Mr. Katsaros received a Bachelor of Science degree in Chemical Engineering from Worcester Polytechnic Institute and a Master of Business Administration from Lehigh University. He also completed the Advanced Management Program at Harvard University’s Graduate School of Business. Mr. Katsaros’ experience qualifying him for service as a member of the Board of Directors includes over fifteen years’ experience in executive positions with a global manufacturer, in charge of international business and operations, such as manufacturing, engineering, information technology and research and development. His background, and his experience as a member of our Board, qualifies him to serve as Non-Executive Chairman of the Board of Directors.

JOHN F. LEHMAN	Age 75	Director since 2004
Founding Partner and Chairman, J.F. Lehman & Company
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Compensation (Chair) Other Public Boards: Verisk Analytics, Inc.		✓ Business & Government Experience ✓ Private Equity ✓ Senior Management Leadership

Biography: Mr. Lehman has been a Director of EnerSys since August 2004. Mr. Lehman is a founding partner of J.F. Lehman & Company, a private equity firm, and has been its Chairman since November 1990. Prior to founding J.F. Lehman & Company, Mr. Lehman was a Managing Director in Corporate Finance at PaineWebber Incorporated, served for six years as U.S. Secretary of the Navy, was a member of the National Security Council Staff, served as a delegate to the Mutual Balanced Force Reductions negotiations and was the Deputy Director of the Arms Control and Disarmament Agency.

Board Experience: Mr. Lehman served as a Director of Ball Corporation, a supplier of metal packaging to the beverage, food, personal care and household products industries which is listed on The New York Stock Exchange, from 1987 until 2015, and since 1992 has served as a Director of Verisk Analytics, Inc., a risk information provider whose shares are traded on the NASDAQ Stock Market. Mr. Lehman was a member of the National Commission on Terrorist Attacks upon the United States. He is also Chairman of the Princess Grace Foundation.

Skills and Qualifications: Mr. Lehman received his Bachelor of Science degree from St. Joseph’s University, his Bachelor of Arts and Master of Arts degrees from Cambridge University and a Doctorate from the University of Pennsylvania. Mr. Lehman’s business and government experience provide the Board of Directors with valuable insight into social, governmental and economic issues relevant to our business. This experience is important in qualifying him for service as a member of the Board of Directors.

GEN. ROBERT MAGNUS, USMC (RETIRED)	Age 71	Director since 2008
Retired Asst. Commandant of the United States Marine Corps
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Compensation and Nominating & Corporate Governance (Chair) Other Public Boards: None		✓ Financial Acumen ✓ Business & Military Experience

Career Highlights: Gen. Magnus has been a Director of EnerSys since July 2008. Gen. Magnus served as the Assistant Commandant of the Marine Corps from 2005 to 2008. He retired from the Marine Corps in 2008 after over 38 years of distinguished service. Gen. Magnus’ operational assignments included Commander, Marine Corps Air Bases Western Area and Deputy Commander, Marine Forces Pacific. Gen. Magnus’ staff assignments included Chief, Logistics Readiness Center, Joint Staff; Executive Assistant to the Director of the Joint Staff; Head, Aviation Plans and Programs Branch; Assistant Deputy Chief of Staff for Aviation; Assistant Deputy Commandant for Plans, Policies, and Operations; and Deputy Commandant for Programs and Resources.

Board Experience: He is the Chairman of the Board of Directors of Elbit Systems of America, LLC, a provider of defense, homeland security, commercial aviation and medical products and solutions, as well as aircraft maintenance, repair and overhaul services, and serves on the Board of Directors of All My Sons Moving and Storage, a provider of moving services. He previously served on the Board of Directors of Augusta Westland NA, a subsidiary of Italy’s Finmeccanica, a producer of advanced helicopters, and Fairway Group Holdings Corp, which is a provider of specialty grocery products and whose shares were listed on the NASDAQ Stock Market.

Skills and Qualifications: Gen. Magnus received his Bachelor of Arts degree in history from the University of Virginia and his Master in Business Administration degree from Strayer College. His formal military education included Naval Aviator Training, U.S. Marine Corps Command and Staff College, and the National War College. Gen. Magnus’ personal decorations included two Distinguished Service Medal awards, the Defense Superior Service Medal, Legion of Merit, and Navy Achievement Medal. Gen. Magnus’ extensive financial management experience and responsibilities for peacetime and wartime programs and budgets for the US Marine Corps qualifies him for service as a member of our Board of Directors.

DENNIS S. MARLO	Age 75	Director since 2004
Managing Director, Sanctuary Group LTD
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit, Compensation, and Nominating & Corporate Governance Other Public Boards: None		✓ Financial Expert ✓ Risk Management ✓ Strategic Planning

Career Highlights: Mr. Marlo has been a Director of EnerSys since August 2004. Mr. Marlo is Managing Director of Sanctuary Group LTD, a financial and executive advisory firm located in Malvern, Pennsylvania and Vero Beach, Florida. Mr. Marlo served as an Executive Vice President of Sovereign Bancorp, Inc. (now Santander Holdings USA, Inc.) from June 2004 through April 2009, and as Chief Risk Management Officer of Sovereign Bancorp, Inc. from April 2001 through June 2004. Mr. Marlo joined Sovereign in February 1998 as the President of the Pennsylvania Division of Sovereign Bank and was appointed Chief Financial Officer and Treasurer of Sovereign in May 1998, serving in that capacity through April 2001. Prior thereto, Mr. Marlo served as President and Chief Executive Officer of ML Bancorp Inc., a predecessor company of Sovereign Bancorp, Inc., and as a partner with KPMG, LLP.

Board Experience: Mr. Marlo served on the Board of Directors of the Federal Home Loan Bank of Pittsburgh, a government sponsored enterprise, from November 2002 through December 2013, serving as its Chairman from January 2010 through December 2011. He is also a member of the Board of Directors of the Lankenau Medical Center Foundation, a foundation supporting a non-profit medical center in Wynnewood, Pennsylvania, and is immediate past Chairman of the Board of Trustees at Harcum College in Bryn Mawr, Pennsylvania and currently continues to serve on the Board of Trustees. Mr. Marlo is also a member of the Board of Directors of the United Way Foundation of Indian River County Inc., a nonprofit organization supporting philanthropy, voluntarism and grant making in Vero Beach, Florida. He was formerly a member of the Board of Directors of Main Line Health Real Estate, L.P., an entity which holds certain real estate of the Main Line Health System.

Skills and Qualifications: Mr. Marlo completed the Graduate School of Community Bank Management at the University of Texas at Austin and received his Bachelor of Science degree in Accounting from La Salle University. He is a certified public accountant and a chartered global management accountant. Through Mr. Marlo’s extensive financial experience and other activities, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning. These experiences qualify him as a member and financial expert of the Audit Committee, and to service on each of the Compensation and Nominating and Corporate Governance Committees.

DAVID M. SHAFFER	Age 53	Director since 2016
President & Chief Executive Officer, EnerSys
NON-INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: None Other Public Boards: None		✓ Global Leadership Experience ✓ Manufacturing ✓ Sales

Career Highlights: Mr. Shaffer has been a Director of EnerSys and has served as our President and Chief Executive Officer since April 2016. Prior thereto, he served as President and Chief Operating Officer since November 2014. From January 2013 through October 2014 he served as our President—EMEA. From 2008 to 2013, Mr. Shaffer was our President—Asia. Prior thereto he was responsible for our telecommunications sales in the Americas. Mr. Shaffer joined the Company in 2005 and has worked in various roles of increasing responsibility in the industry since 1989.

Board Experience: Mr. Shaffer is a director of several EnerSys subsidiaries and is presently not a member of any outside boards.

Skills and Qualifications: Mr. Shaffer received his Master of Business Administration degree from Marquette University and his Bachelor of Science degree in Mechanical Engineering from the University of Illinois. Mr. Shaffer’s educational background and broad range of leadership experience in various aspects of our business globally, are attributes that qualify him for service as a member of our Board of Directors.

PAUL J. TUFANO	Age 64	Director since 2015
President & Chief Executive Officer, Benchmark Electronics, Inc.
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit (Chair) and Compensation Other Public Boards: Benchmark Electronics, Inc. and Teradyne, Inc.		✓ Financial Expert ✓ Senior Leadership Experience ✓ Manufacturing

Career Highlights: Mr. Tufano has been a Director of EnerSys since April 2015. Mr. Tufano has been President and Chief Executive Officer of Benchmark Electronics, Inc., a global provider of electronics contract manufacturing services and integrated engineering design and test services which is publicly traded on the New York Stock Exchange, since September 2016 and a member of its board of directors since February 2016. Mr. Tufano served as Chief Financial Officer of the Alcatel-Lucent Group, a telecommunications company, which is listed on The New York Stock Exchange and the Paris Stock Exchange, from 2008 through 2013. In September 2012, in addition to his Chief Financial Officer responsibilities, he was named Chief Operating Officer. Before joining Alcatel-Lucent, Mr. Tufano served as Executive Vice President and Chief Financial Officer of Solectron Corporation, an electronics manufacturing company for original equipment manufacturers, from January 2006 to October 2007 and as Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano was President and Chief Executive Officer at Maxtor Corporation, a manufacturer of computer hard disks, from February 2003 to November 2004. Previously, he served as Executive Vice President and Chief Operating Officer from April 2001 and as Chief Financial Officer from July 1996 at Maxtor Corporation. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held management positions in finance and operations at International Business Machines Corporation (IBM), a technology and consulting company.

Board Experience: Mr. Tufano has been a member of the board of directors of Teradyne, Inc., a supplier of automation equipment for test and industrial application which is publicly traded on the New York Stock Exchange, since March 2005, and Benchmark Electronics, Inc., as discussed above.

Skills and Qualifications: Mr. Tufano holds a Bachelor of Science in Economics from St. John’s University and a Masters of Business Administration, Finance, Accounting and International Business from Columbia University. Mr. Tufano’s experience qualifying him for service as a member of the Board of Directors includes expertise garnered from service as a former senior executive, including Chief Financial Officer, of several public manufacturing companies involving complex technologies. This experience qualifies him to service as Chairperson and a financial expert to the Audit Committee.

RONALD P. VARGO	Age 64	Director since 2017
Former Executive Vice President and Chief Financial Officer of ICF International, Inc.
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit and Nominating & Corporate Governance Other Public Boards: Ferro Corporation and EPAM Systems, Inc.		✓ Financial Expert ✓ Technology & Engineering ✓ Leadership Experience

Career Highlights: Mr. Vargo served as Executive Vice President and Chief Financial Officer of ICF International, Inc. (“ICF”) from April 2010 to May 2011. Prior to joining ICF, he served as the Executive Vice President and Chief Financial Officer of Electronic Data Systems (“EDS”), a global technology services company, and served as a member of the EDS Executive Committee. Mr. Vargo joined EDS as Vice President and Treasurer in 2004 and was promoted to Chief Financial Officer in 2006. Before joining EDS, he was employed from 1991 to 2003 by TRW, Inc. (“TRW”), a global manufacturing and service company strategically focused on providing products and services with a high technology or engineering content to the automotive, space and defense markets. While at TRW, Mr. Vargo served in the positions of Vice President of Investor Relations and Treasurer and Vice President of Strategic Planning and Business Development. He began his career with General Electric in 1976 and also served in numerous leadership positions at BP plc (“BP”) and the Standard Oil Company, which was acquired by BP.

Board Experience: Since 2009, Mr. Vargo has served as a member of the board of directors of Ferro Corporation, a leading supplier of technology based functional coatings and color solutions, whose shares are traded on the New York Stock Exchange, and since 2012, has served as an independent director of EPAM Systems, Inc., a global provider of product development and software engineering solutions, whose shares are traded on the New York Stock Exchange.

Skills and Qualifications:. Mr. Vargo holds a Masters of Business Administration in Finance and General Management from Stanford University and a Bachelor of Arts degree in Economics from Dartmouth College. Mr. Vargo’s financial acumen and broad experiences in technology and engineering in global markets qualify him for service on the Board of Directors and as a member of each of the Audit and Nominating and Corporate Governance Committees.

CORPORATE GOVERNANCE

Independence of Directors

Our Board of Directors determined that all directors, with the exception of Mr. Shaffer, are independent from EnerSys and our management under the listing standards of The New York Stock Exchange (“NYSE”). The Board considered the NYSE standards, the fact that there were no transactions or arrangements between the directors and EnerSys, other than the consideration for serving as a director, and all other relevant facts and circumstances in making these independence determinations and concluded that there were no material relationships between any of our directors and EnerSys.

There are no family relationships among our directors or executive officers.

Access to Corporate Governance Documents

Our corporate governance information and materials, including our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and Code of Business Conduct and Ethics, are available on the Investors page of our website at www.enersys.com or at investor.enersys.com, and any stockholder may obtain printed copies of these documents by writing to Investor Relations at: EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, by e-mail at: investorrelations@enersys.com or by calling Investor Relations at (610) 236-4040. Information contained on the website is not incorporated by reference or otherwise considered part of this Proxy Statement.

Committees of our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. The Board of Directors has determined that each committee member is independent under the NYSE listing standards. Our Board of Directors, from time to time, may establish other committees.

Audit Committee

As of August 15, 2017, Messrs. Chung, Marlo, Tufano (Chairperson), Vargo, and Ms. Connors, serve as members of our Audit Committee. Prior thereto, from August 2, 2017, our Audit Committee was comprised of Messrs. Chung, Marlo, Tufano (Chairperson) and Vargo, and from December 5, 2016, Messrs. Chung, Marlo and Tufano (Chairperson), and Gen. Magnus served as members of our Audit Committee. For fiscal year 2017, the Board of Directors appointed Messrs. Marlo and Tufano each as an “audit committee financial expert,” as such term is defined in rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”).    As of September 3, 2016, Mr. Tufano was appointed as an “audit committee financial expert”, and upon his re-appointment to the Committee on December 5, 2016, Mr. Marlo was also appointed as an “audit committee financial expert.” On May 12, 2018, Ms. Connors and Mr. Vargo were each also appointed as an “audit committee financial expert.” The Board of Directors determined that Messrs. Chung, Katsaros, Marlo, Tufano, Vargo, and Ms. Connors, and Gen. Magnus are independent directors under the NYSE listing standards and the SEC rules and regulations applicable to audit committees and financially literate in accordance with the NYSE listing standards.

Our Audit Committee held a total of 6 meetings in the fiscal year ended March 31, 2018.

The Audit Committee is responsible for:

∎	appointing, compensating and overseeing our independent registered public accounting firm (“independent auditors”);

∎	overseeing management’s fulfillment of its responsibilities for financial reporting and internal control over financial reporting;

∎	overseeing the activities of our internal audit function;

∎	reviewing and discussing policies with respect to risk assessment and risk management; and

∎	reviewing, discussing and overseeing policies relating to our hedging, swaps and other derivative transactions.

For additional information, see “Audit Committee Report” herein and the Audit Committee Charter, which is available on the Investors page of our website at www.enersys.com or investor.enersys.com.

Compensation Committee

Since August 15, 2017, Messrs. Lehman (Chairperson), Marlo, Tufano, Gen. Magnus and Ms. Connors serve as members of the Compensation Committee. Prior thereto, from August 2, 2017, the Committee was comprised of Messrs. Lehman (Chairperson), Marlo, Tufano, and Gen. Magnus, and from December 5, 2016 through August 2, 2017, Messrs. Lehman (Chairperson), Marlo and Tufano served as member of the Compensation Committee. Prior thereto, from September 3, 2016, Messrs. Lehman (Chairperson), Marlo and Tufano served as members of the Compensation Committee. From May 24, 2016 through September 3, 2016, Messrs. Lehman (Chairperson), Marlo, Muscari and Tufano served as members of our Compensation Committee, and from May 21, 2015 through May 24, 2016, Messrs. Lehman (Chairperson), Muscari, and Tufano and Gen. Magnus served as members of our Compensation Committee.

The Compensation Committee is responsible for:

∎	reviewing and approving the compensation of our Chief Executive Officer (“CEO”) and the other named executive officers;

∎	reviewing and recommending to the Board the adoption of non-employee director compensation programs; and

∎	administering our equity plans and other certain incentive compensation plans.

More specifically, the Compensation Committee has sole authority to set the base salaries and approve equity-based and incentive-based compensation for our named executive officers. It engages its own independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), to review the compensation levels of executives at our peer group companies and assess total compensation and make recommendations about changes in the compensation of our executives, including incentive and equity plan structure and performance goals. The consultant works with management on behalf of the Compensation Committee on matters under the Committee’s purview, but provides no services to management or the Company other than its work for the Committee. The Compensation Committee also considers recommendations from our CEO with respect to the base salary of our other named executive officers. The Compensation Committee utilizes a similar methodology, including advice from its consultant on compensation levels and structure, for recommending non-employee director compensation and meeting fees, which are subject to Board approval.

This Committee held a total of 3 meetings in the fiscal year ended March 31, 2018.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (i) was, during fiscal year 2018, or had previously been an officer or employee of EnerSys or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of EnerSys or a business relationship with EnerSys, in each case that would require disclosure under the applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of EnerSys, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Nominating and Corporate Governance Committee

As of August 15, 2017, Gen. Magnus (Chairperson) and Messrs. Hoffen, Marlo and Vargo served as members of the Nominating and Corporate Governance Committee. Prior thereto, from May 24, 2016, Gen. Magnus (Chairperson) and Messrs. Hoffen, and Marlo served as members of our Nominating and Corporate Governance Committee. From November 1, 2013 through May 24, 2016, Messrs. Hoffen, Katsaros (Chairperson), Marlo, and Gen. Magnus served as members of our Nominating and Corporate Governance Committee.

The Committee held a total of 4 meetings in the fiscal year ended March 31, 2018.

The responsibilities of the Nominating and Corporate Governance Committee include the following:

∎	identifying, reviewing the qualifications of, and recruiting qualified candidates for board membership;

∎	reviewing the continuation of each director being considered for reelection;

∎	considering the contingent resignations of directors who do not receive a majority vote in connection with their respective election and recommend to the Board of Directors the action to be taken;

∎	making recommendations to the Board concerning the structure, composition and function of the board and its committees; and

∎	reviewing and assessing the adequacy of the Company’s corporate governance documents.

Process for Selection of Director Nominee Candidates

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of EnerSys are that a candidate demonstrate, by significant accomplishments in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of EnerSys and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee considers the following characteristics in reviewing director candidates:

∎	integrity and character;

∎	sound and independent judgment;

∎	breadth of experience;

∎	business acumen;

∎	leadership skills;

∎	scientific or technology expertise;

∎	familiarity with issues affecting global businesses in diverse industries; and

∎	diversity of backgrounds and experience.

In addition to these requirements, the Nominating and Corporate Governance Committee will also evaluate, in the context of the needs of the Board, whether the nominee’s skills are complementary to the existing Board members’ skills, and assess any material relationships with EnerSys or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time. Except as described above, the Board and the Nominating and Corporate Governance Committee do not maintain a formal diversity policy, however, diversity is one of many factors considered in the nomination of our directors.

The Nominating and Corporate Governance Committee, Committee Chairperson and/or our Chief Executive Officer interview director nominee candidates that meet the criteria, and the Nominating and Corporate Governance Committee selects candidates that best suit the Board’s needs. We may from time to time hire an independent search firm to help identify and facilitate the screening and interview process of director candidates.

Stockholders may recommend qualified persons for consideration by the Nominating and Corporate Governance Committee. Stockholders making a recommendation must submit the same information as that required to be included by us in our Proxy Statement with respect to nominees of the Board of Directors. The stockholder recommendation should be submitted in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attn: Joseph G. Lewis, Vice President, General Counsel, Chief Compliance Officer and Secretary.

The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee will also review the performance as a director of any person already serving on the Board of Directors of EnerSys in determining whether to recommend that the Director be re-nominated.

Board Leadership Structure

For fiscal year 2018, the Board of Directors maintained a leadership structure that separates the Chairman and Chief Executive Officer roles by appointing a Non-Executive Chairman of the Board. Given its governance structure, the Board of Directors determined that the optimal structure for the Company at this time is to leave the role of Lead Director vacant, in lieu of appointing both a Non-Executive Chairman of the Board and a Lead Director (as described below).

The Board had created the position of Lead Director to strengthen Board oversight. The Lead Director must be a non-management director and must be deemed independent by the Board of Directors. The Lead Director works with the Non-Executive Chairman to approve Board agendas and schedules, advises on the quality, quantity and timeliness of information provided by management to the Board, and acts as a liaison between the independent directors and the Non-Executive Chairman of the Board. In the absence of the Non-Executive Chairman, the Lead Director also chairs executive sessions of the independent directors not attended by management. The Board has established procedures for determining which non-management director will serve as the Lead Director. The Lead Director is designated by the Board of Directors.

The Board’s Role in Risk Oversight

The Board oversees various risks potentially affecting EnerSys both directly and indirectly through its committees. EnerSys has in place a risk management program that, among other things, is designed to identify risks across EnerSys with input from each business unit and function. Material risks are identified and prioritized by management and its risk committee that reports to the Audit Committee, and each prioritized risk is referred to the appropriate committee of the Board or the full Board for oversight. Members of the Board regularly review information regarding our credit, liquidity, markets, legal, regulatory, compliance and operations, including technology and cyber security risk, as well as the strategic and financial considerations associated with each. The Board and our CEO also administer our Corporate Social Responsibility and Human Rights Policy, by which EnerSys communicates and monitors our information regarding compliance with our various policies, including those with respect to conflict minerals, environmental responsibility and engagement, supplier diversity, anti-slavery and human trafficking, battery recycling programs and environment and sustainability issues with respect to the life cycle of our products. Also, the Compensation Committee periodically reviews the most important risks to EnerSys to ensure that compensation programs do not encourage excessive risk-taking. Senior members of management from across business units and programmatic and functional disciplines within EnerSys make up a risk committee, which meets at least quarterly to identify significant risks to us, coordinate information sharing and mitigation efforts for all types of risks, sometimes working with outside advisors. We also have mandatory training of our workforce around our policies, including our Code of Business Conduct and Ethics. The risk committee reports its results to the Audit Committee periodically.

Charters of the Committees of the Board of Directors

The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each operate pursuant to a written charter adopted by the Board of Directors. Each Committee reviews its charter at least annually. Copies of the charters are available on the Investors page of our website at investor.enersys.com or in print upon request. See “Corporate Governance–Access to Corporate Governance Documents.”

Director Attendance at Board, Committee and Annual Meetings

Our Corporate Governance Guidelines provide that directors are expected to attend meetings of the Board and meetings of the committees on which they serve. During fiscal year 2018, the Board of Directors met a total of four (4) times. Each director attended at least 75% of the total number of meetings of the Board and its committees on which the director served during the fiscal year, based on the number of such meetings held during the period for which each person served as a director or on a committee. It is our policy that directors are invited to the Annual Meeting but are not required to attend. Several members of the Board of Directors attended the 2017 annual meeting of stockholders.

Executive Sessions of Non-Management Directors

The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year.

Communications with the Board of Directors

Stockholders and other interested parties, who desire to communicate directly with any member (or all members) of the Board, any Board committee or any chair of any such committee, should submit such communication in writing addressed to the “Non-Executive Chairman of the Board of Directors” or “Non-Management Directors,” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by email to the Non-Executive Chairman of the Board of Directors or Non-Management Directors by going to investor.enersys.com, under the link for Governance and Documents and Charters. Communications intended for the full Board of Directors may be submitted in the same manner.

Stockholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our Audit Committee in writing addressed to the “Audit Committee Chair” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by e-mailing the Audit Committee by going to investor.enersys.com, under the link for Governance and Documents and Charters.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Controller, as well as our other officers, directors, employees and contractors of EnerSys. This Code is available on the Investors page of our website at www.enersys.com or investor.enersys.com or in print upon request. See “Corporate Governance–Access to Corporate Governance Documents.” Any amendment to, or waiver from, this Code for such officers will be disclosed on the Investors page of our website at www.enersys.com or investor.enersys.com.

DIRECTOR COMPENSATION

We believe that the amounts and form of compensation and the methods used to determine compensation of our non-employee directors are important in (i) attracting and retaining directors who are independent, interested, diligent and actively involved in overseeing EnerSys’ affairs and (ii) more substantially aligning the interests of our non-employee directors with the interests of our stockholders. We did not separately compensate Mr. Shaffer for his service on the Board during fiscal year 2018.

For fiscal year 2018, our Compensation Committee retained the services of FW Cook, as an independent compensation consultant to the Compensation Committee, to provide competitive data and make recommendations on the compensation of our named executive officers as we describe beginning on page 26, as well as to assist the Compensation Committee in evaluating the compensation of our non-employee directors. The Compensation Committee considers this information and ultimately recommends any changes to the non-employee director compensation program to our Board for its approval. The Compensation Committee reviews the non-employee director compensation program annually.

Cash Compensation

The cash elements of the non-employee director compensation program for fiscal year 2018, which were recommended by the Compensation Committee and approved by the Board effective immediately following the 2017 annual meeting of stockholders, were as follows:

∎	Annual retainer—$75,000 per year

∎	Committee meetings—$1,500 each

∎	Non-Executive Chairman—additional $150,000 per year

∎	Audit Committee Chairperson—additional $15,000 per year

∎	Compensation Committee Chairperson—additional $15,000 per year

∎	Nominating and Corporate Governance Committee Chairperson—additional $10,000 per year

In reviewing the non-employee director compensation program for fiscal year 2019, the Compensation Committee recommended, and the Board approved, effective immediately following this Annual Meeting, an increase to the annual retainer from $75,000 to $80,000, and an increase from $10,000 to 15,000, for the annual fee paid to the Nominating and Corporate Governance Committee Chairperson. The Board also approved that the annual retainer for the Non-Executive Chairman of the Board be paid 50% in cash and 50% in deferred stock units, which will be treated in accordance with the description below relating to deferred stock units granted to our non-employee directors. All other elements of the non-employee director cash compensation program were unchanged.

Equity Compensation

For fiscal year 2018, each non-employee director received an award of deferred stock units, with a fair market value on, the date of the award, of $135,000. Deferred stock units are immediately vested on the date of grant, and are payable in shares of our common stock six months after termination of service as a director.

For fiscal year 2019, on May 23, 2018, based on a recommendation by the Compensation Committee, the Board approved that each non-employee director serving on the Board as of the date of the Annual Meeting will receive an annual deferred stock unit award with a fair market value of $135,000 on the date of the award. This amount is unchanged from the prior fiscal year. The number of shares subject to each award will be determined on August 13, 2018, which is the anticipated date of the grant, in accordance with our policy on granting equity awards which we describe beginning on page 35.

We make all equity awards to non-employee directors under our stockholder-approved equity incentive plans, which we describe on page 32. As required under their respective award agreements, we credit directors with any dividend equivalents attributable to such equity awards. All awards are granted in accordance with our policy on granting equity awards.

Director Deferred Compensation Plan

Under the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors, which we refer to as the “Director Plan,” each non-employee director may defer receipt of all or a portion of any cash fees that are payable to the director for service on the Board.

Participants may elect to allocate the deferred fees (i) into an investment account, under which investment options are the same as those available to our employees under our 401(k) retirement plan or (ii) into a stock unit account, under which the director will be awarded stock units pursuant to our stockholder-approved equity compensation plan. If the director elects to allocate the deferred fees into the stock unit account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the stock unit deferral account. The matching contribution will be in the form of restricted stock units and will vest quarterly over one year from the date the units are credited to the account, except that participants will automatically become 100% vested in their matching contribution upon our change in control. All stock units are payable in shares of our common stock.

Under the Director Plan, our non-employee directors may also defer receipt of all or a portion of shares payable due to vesting of restricted stock units granted pursuant to the matching contribution discussed above. At a director’s election, the shares otherwise payable, together with any dividends thereon, are credited to a hypothetical bookkeeping account in the director’s name and will be paid to the director in a lump sum at the time specified in the election or, if earlier, upon our change in control or the director’s death.

The Director Plan is a nonqualified deferred compensation plan. As such, the rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Stock Ownership Guidelines

We have implemented stock ownership guidelines under which we expect each non-employee director to beneficially own shares of our common stock with a value equal to five times the annual Board cash retainer, not including meeting or committee chair fees, paid to such director during the previous fiscal year. The Compensation Committee evaluates stock ownership on an annual basis. We expect each director to attain the investment level no later than five years from the date the director first becomes a non-employee director. Each non-employee director has achieved the investment level established by the stock ownership guidelines.

Hedging and Pledging Prohibition

We do not permit our non-employee directors to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2018

The table set forth below summarizes the compensation that we paid to our non-employee directors for the fiscal year ended March 31, 2018. None of our non-employee directors received option awards, non-equity incentive plan compensation, pension, nonqualified deferred compensation, or any other compensation for the fiscal year ended March 31, 2018.

Name	Fees Earned Paid in Cash		Stock Awards(1)(2)	Total
Hwan-yoon F. Chung	$80,788		$135,021	$215,809
Nelda J. Connors	$51,863		$135,005	$186,868
Howard I. Hoffen	$77,788		$135,021	$212,809
Arthur T. Katsaros	$223,288	(3)	$179,641	$402,929
John F. Lehman	$92,788	(3)	$153,535	$246,323
Gen. Robert Magnus, USMC (Retired)	$96,788		$135,021	$231,809
Dennis S. Marlo	$92,788	(3)	$144,277	$237,065
Paul J. Tufano	$101,788	(3)	$155,377	$257,165
Ronald P. Vargo	$57,726	(3)	$146,533	$204,259

(1)	On March 31, 2018, Messrs. Katsaros, Lehman, Marlo, Tufano and Vargo each held unvested stock units, including accumulated dividend equivalents with respect to such units, under the Director Plan.

Name	Unvested Stock Units Under the Director Plan
Arthur T. Katsaros	382
John F. Lehman	157
Dennis S. Marlo	77
Paul J. Tufano	170
Ronald P. Vargo	85

(2)	We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the deferred stock units that we awarded to each non-employee director in fiscal year 2018 as we describe above. Assumptions used in the calculation of these amounts are included in the footnotes to our audited financial statements for the fiscal year ended March 31, 2018, included in our Annual Report on Form 10-K, which we filed on May 30, 2018.

(3)	Messrs. Katsaros, Lehman, Marlo, Tufano and Vargo each deferred all or a portion of these amounts into a stock unit deferral account, pursuant to the terms of the Director Plan. They received matching contributions, subject to dividend equivalents, with respect to such stock units. Under the terms of the Director Plan, the restricted stock units comprising the matching contribution vest quarterly over one year from the date of the deferral. All stock units are payable in shares of our common stock.

Name	Underlying Stock Units Added to Director Plan	Matching Contribution Added to Director Plan
Arthur T. Katsaros	3,137	627
John F. Lehman	1,303	260
Dennis S. Marlo	651	130
Paul J. Tufano	1,431	286
Ronald P. Vargo	812	162

Proposal No. 2	Approve, Ratify and Adopt the 2018 Employee Stock Purchase Plan

The Board of Directors has adopted the 2018 Employee Stock Purchase Plan, which we refer to as the 2018 ESPP, and recommends it for stockholder approval. The Board believes it to be in the best interest of the Company to replace the existing 2004 Employee Stock Purchase Plan with the 2018 ESPP. If stockholders approve the 2018 ESPP, the existing 2004 Employee Stock Purchase Plan would terminate effective October 1, 2018. The 2018 ESPP is intended to satisfy the requirements of an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Overview

On May 23, 2018, the Board unanimously approved, subject to stockholder approval, the EnerSys 2018 ESPP. The 2018 ESPP is being submitted to the Company’s stockholders for approval at the Annual Meeting. The Board believes that the 2018 ESPP will provide a key benefit to eligible employees. In particular, the 2018 ESPP provides a convenient way for our employees to purchase shares of the Company’s common stock at a discounted price, which gives employees a vested interest in the Company’s success and aligns their interests with those of the Company’s stockholders. If approved by the Company’s stockholders, the 2018 ESPP will become effective on October 1, 2018.

Summary of the 2018 ESPP

The following description of the 2018 ESPP is only a summary of the material features of the 2018 ESPP and does not describe all of its provisions. The 2018 ESPP is attached to this Proxy Statement as Appendix A. This summary is qualified in its entirety by reference to the text of the 2018 ESPP.

Purpose

The purpose of the 2018 ESPP is to incentivize eligible employees to promote the Company’s best interests by providing an opportunity for those employees to purchase shares of the Company’s common stock through payroll deductions. The 2018 ESPP is intended to align the interests of the Company’s stockholders and employees by increasing the proprietary interest of employees in the Company’s growth and success, advance the interests of the Company by attracting and retaining employees and motivate employees to act in the long-term best interests of the Company.

Administration

The 2018 ESPP will be administered by the Compensation Committee of the Board, which will have full and discretionary authority to conclusively determine the answers to any questions which may arise regarding the interpretation and application of the provisions of the 2018 ESPP and to make decisions and adopt rules, regulations, policies and procedures for administering the 2018 ESPP as it deems necessary. The Compensation Committee may correct any defect or omission or reconcile any inconsistency in the 2018 ESPP in the manner and to the extent it deems necessary or appropriate. The Compensation Committee also has the discretion to adopt rules regarding the administration of the 2018 ESPP to conform to local laws or to enable employees of the Company or certain subsidiaries or affiliates to participate in the plan. Any determinations will be made by the Compensation Committee in its sole discretion and will be final and conclusive. The Compensation Committee is authorized to delegate some or all of its authority under the 2018 ESPP to one or more employees or officers of the Company as it deems necessary, appropriate or advisable.

The rights to purchase common stock granted under the 2018 ESPP are intended to be treated as options issued by the Company, and the Company may also designate certain of its subsidiaries to participate in the 2018 ESPP, subject to its terms.

To be eligible for participation in the 2018 ESPP, a subsidiary must be at least 50% owned by the Company or another entity at least 50% owned by the Company, and must satisfy the other requirements of Section 424(f) of the Code.

Eligibility

Generally, any person who is employed by the Company or by a designed subsidiary of the Company that has been designated by the Compensation Committee may participate in the 2018 ESPP. However, an employee shall not be eligible to participate in the 2018 ESPP if the employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase common stock under the 2018 ESPP to such employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase common stock under the 2018 ESPP to such employee in compliance with the laws of such foreign jurisdiction would cause the 2018 ESPP to violate the requirements of Section 423(b) of the Code, as determined by the Compensation Committee in its sole discretion. Additionally, no employee will be granted an option to participate in the 2018 ESPP to the extent that (1) immediately after such grant, such employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of the Company’s common stock, (2) the employee would purchase more than 1,500 shares of common stock in any one calendar year, or (3) such employee’s rights to purchase the Company’s common stock under the 2018 ESPP would accrue at a rate that exceeds $25,000 in fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

As March 31, 2018, approximately 3,239 individuals would be eligible to participate in the 2018 ESPP (if the 2018 ESPP were effective as of such date).

Shares Available for Issuance

If approved by the Company’s stockholders at the Annual Meeting, the maximum number of shares of the Company’s common stock that may be purchased under the 2018 ESPP (including unissued shares reserved for issuance under the 2004 ESPP) will be 1,435,511 shares, subject to adjustment for stock dividends, stock splits or combinations of shares of the Company’s stock. As of March 31, 2018, the market value of the 1,435,511 shares reserved for issuance under the 2018 ESPP was $99,581,398, based on the closing price of $69.37 on March 29, 2018, the last trading date of the fiscal year.

Offering Periods

The 2018 ESPP will initially be implemented over consecutive three-month (i.e., quarterly) offering periods, beginning on the first trading day on or after January 1, April 1, July 1 and October 1 of each year and ending on the last trading day in March, June, September, and December respectively, of such calendar year. Shares are issued on the last trading day of each three-month offering period. The Compensation Committee has the power to change the beginning date, ending date and duration of offering periods with respect to future offerings without stockholder approval if such change is announced at least five days before the scheduled beginning of the next offering period.

Participation in the Plan

An eligible employee may become a participant in the 2018 ESPP by giving instructions to the plan recordkeeper authorizing payroll deductions, and payroll deductions for such employee will begin as soon as administratively feasible after such instructions are received in good order, subject to compliance with the Company’s insider trading policies and such rules and procedures as may be established by the Compensation Committee in connection therewith.

An employee’s payroll deductions or other contributions under the 2018 ESPP may not exceed (1) 15% (or such other percentage as the Compensation Committee may determine) of such employee’s “Compensation” (as defined in the 2018 ESPP) or (2) $25,000 for each year (or such lower annual dollar limit as may be designated by the Compensation Committee).

The per-share purchase price for the Company’s common stock purchased under the 2018 ESPP will initially be 95% of the fair market value of a share of such stock on the first day or the last day of the offering period, whichever is lower. However, the Compensation Committee may adjust the purchase price to a higher or lower percentage, but not higher than 100% of fair market value nor lower than 85% of fair market value, each as determined on the first or last day of the offering period, whichever is lower. Upon the completion of the offering period, the Company will automatically apply the funds in the participant’s account to purchase the maximum number of shares of the Company’s common stock at the designated purchase price (subject to the eligibility requirements set forth in the 2018 ESPP).

Once made, a participant’s payroll deduction election will automatically remain in effect for successive offering periods until the participant provides new instructions for a subsequent offering period, withdraws from the 2018 ESPP or terminates his or her employment. A participant’s payroll deduction election may not be modified during an offering period except if the participant withdraws from the 2018 ESPP.

Withdrawal from the Plan

A participant may elect to withdraw from the 2018 ESPP, at any time. An election to withdraw from participation will become effective as soon as administratively feasible following the date such election is received by the plan record keeper and will remain in effect until the participant provides new enrollment instructions. A participant who withdraws from participation during an offering period may not make a new payroll deduction election that is effective any sooner than the first offering period that begins on or after the date that is 12 months after the date of the participant’s withdrawal.

Upon a participant’s withdrawal from the 2018 ESPP at least 15 business days before the last day of the then-current offering period, all payroll deductions credited to the participant’s account during such offering period will be returned to the participant in cash, without interest.

Restrictions on Transfer

Rights granted under the 2018 ESPP are not transferable by a participant other than by will or the laws of inheritance following the participant’s death.

Duration, Amendment and Termination

The Board has the power to amend or terminate the 2018 ESPP, subject to compliance with applicable law and NYSE requirements. However, stockholder approval is required within 12 months before or after the Board adopts an amendment to increase the maximum number of shares issuable under the plan (other than for adjustments upon changes in the Company’s capitalization as described in the following paragraph), to amend the requirements as to the class of employees eligible to participate in the plan or to change the granting corporation or the stock available for purchase under the plan.

Adjustments Upon Changes in Capitalization

In the event of any increase or decrease in the number of issued shares of the Company’s common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or other extraordinary corporate event, the Compensation Committee shall proportionally adjust the maximum number of shares issuable under the 2018 ESPP, the price per share and the number of shares of the Company’s common stock covered by each option under the 2018 ESPP that has not yet been exercised in order to prevent dilution or enlargement of the rights of participants.

Dissolution or Liquidation

Unless provided otherwise by the Compensation Committee, in the event of the proposed dissolution or liquidation of the Company, the offering period then in progress will be shortened (with the exercise date for the purchase of shares in that offering period being on the last day of the shortened offering period) and will terminate immediately prior to the consummation of the proposed dissolution or liquidation, unless otherwise determined by the Compensation Committee.

Asset Sale, Merger or Consolidation

In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another entity, the Compensation Committee will shorten any offering period then in progress by setting a new exercise date (the “New Purchase Date”) for the purchase of shares for that offering period, which will occur prior to the proposed asset sale or merger. The Compensation Committee will notify each participant in writing, at least ten business days before the New Purchase Date, that the Purchase Date for the participant’s purchase has been changed to the New Purchase Date and that the participant’s option will be exercised automatically on the New Purchase Date, unless before such date the participant has withdrawn the amount credited to the participant’s Account.

Participation by the Company’s Named Executive Officers

If stockholders approve the 2018 ESPP, the Company’s named executive officers will be eligible to participate in the 2018 ESPP on the same terms and conditions as all other participants.

Federal Income Tax Information

The following summary briefly describes U.S. federal income tax consequences of rights under the 2018 ESPP, but is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the 2018 ESPP should consult their own professional tax advisors concerning tax aspects of rights under the 2018 ESPP. This Proxy Statement is not written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to the Company under U.S. federal tax law is not intended to imply that the Company will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to U.S. federal tax laws and is not covered by the summary below.

If the 2018 ESPP is approved by the Company’s stockholders, options to purchase shares granted under the 2018 ESPP are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan that qualifies under the provisions of Section 423(b) of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2018 ESPP are sold or otherwise disposed of. If the shares are disposed of within two years from the grant date or within one year from the purchase date of the shares, a transaction referred to as a “disqualifying disposition,” the participant will realize ordinary income in the year of such disposition equal to the difference between the fair market value of the stock on the purchase date and the purchase price. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares for more than one year after the purchase date.

If the stock purchased under the 2018 ESPP is sold (or otherwise disposed of) more than two years after the grant date and more than one year from the purchase date of the stock, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the purchase price and (b) the excess of the fair market value of the stock as of the grant date over the purchase price will be treated as ordinary income. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized on the disposition of the shares after such basis adjustment will be long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a capital loss.

The Company will generally be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income realized in the United States by the participant as a result of such disposition, subject to the satisfaction of any tax-reporting obligations. In all other cases, no deduction is allowed.

Vote Required

Approval of the 2018 ESPP requires the affirmative vote of the holders of a majority of the shares of common stock outstanding as of the Record Date and present in person or by proxy at the Annual Meeting.

Before voting on this proposal, stockholders are encouraged to read and consider the proposal as described herein, as well as the 2018 ESPP attached to this Proxy Statement as Appendix A.

The Board of Directors recommends a vote “FOR” the 2018 Employee Stock Purchase Plan

Equity Compensation Plan Information

The following table sets forth information regarding our existing equity plans, as of March 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,877,814	(1)	$68.56	(2)	4,851,979
Equity compensation plans not approved by security holders	—		$—		—
Total	1,877,814		$68.56		4,851,979

(1)	The number of shares in this column also includes outstanding full value awards, and assumes a 200% payout of market share units and performance share units.
(2)	Awards of restricted stock units, market share units, performance market share units and deferred stock units and stock units held in both the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors and the EnerSys Voluntary Deferred Compensation Plan for Executives were not included in calculating the weighted-average exercise price as they will be settled in shares of common stock for no consideration.

Proposal No. 3	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors of EnerSys has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the appointment.

Ernst & Young LLP conducted the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2018. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP

AUDIT COMMITTEE REPORT

Background

The members of the Audit Committee are currently Directors Paul J. Tufano (Chairperson), Hwan-yoon F. Chung, Nelda J. Connors, Dennis S. Marlo and Ronald P. Vargo. For additional information relating to the members and responsibilities of the Audit Committee, see “Corporate Governance–Committees of our Board of Directors–Audit Committee.”

Responsibility

Management is responsible for the preparation of financial statements and the integrity of the reporting process, including the system of internal and disclosure controls.

The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States and to express an opinion on the audit of internal control over financial reporting.

The primary responsibilities of the Audit Committee are to select, engage, and compensate our independent auditors and to oversee the financial reporting process on behalf of the Board. It is not the duty of the Audit Committee to prepare financial statements and related disclosures. It is also not the duty of the Audit Committee to plan or conduct audits, or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles in the United States.

Process and Recommendation

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2018, with our management and independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles as applied in our financial reports, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with management to discuss disclosure controls and procedures and internal control over financial reporting. The Audit Committee also meets with the internal and independent auditors, with and without our management present, to discuss the results of their examinations and overall quality of our financial reporting. The Audit Committee also reviewed with our CEO and CFO their certification relating to their evaluation of our disclosure controls, the completeness and accuracy of the financial statements and other financial information contained in the Form 10-K, and the process followed by the CEO and CFO to assure the truthfulness of such certificate.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

The Audit Committee also reviewed and discussed together with management and the independent auditor the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2018, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting.

Based on the process referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

Fees of Independent Auditors

The following table sets forth the aggregate fees for the fiscal years ended March 31, 2018, and March 31, 2017, incurred for services provided by our independent registered public accounting firm, Ernst & Young LLP.

	Year Ended
Description of Fees	March 31, 2018	March 31, 2017
Audit Fees, including fees associated with the annual audit of EnerSys and statutory audits required internationally, the reviews of EnerSys’ quarterly reports on Form 10-Q, services provided in connection with the requirements of the Sarbanes-Oxley Act of 2002, and comfort letters	$3,540,000	$3,403,000
Audit-Related Fees, including fees associated with target mergers and acquisitions, and general accounting research and consultations	$0	$0
Tax Fees, including fees associated with income tax compliance, advice and planning	$303,359	$284,000
All Other Fees	$3,600	$2,000

Total	$3,846,959	$3,689,000

The Audit Committee considered whether the provision of non-audit services by our independent registered public accounting firm for the fiscal year ended March 31, 2018, was compatible with maintaining auditor independence. The Audit Committee pre-approved all fees for non-audit related services paid to our independent registered public accounting firm for fiscal years 2017 and 2018.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service. The Audit Committee has delegated pre-approval authority to the Chairman of the Committee of up to $100,000, to pre-approve permitted non-audit services. Any pre-approval decisions made under this delegated authority are ratified by the Audit Committee at its next scheduled meeting.

Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2019

The Audit Committee has appointed Ernst & Young LLP to conduct the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ending March 31, 2019. EnerSys stockholders are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm at the Annual Meeting to which this Proxy Statement relates.

Audit Committee

Paul J. Tufano, Chairperson

Hwan-yoon F. Chung

Nelda J. Connors

Dennis S. Marlo

Ronald P. Vargo

EXECUTIVE OFFICERS

Our current executive officers are listed below. Mr. Shaffer’s information is included under “Board of Directors.” All data is as of June 4, 2018.

Holger P. Aschke, age 49, President–Europe, Middle East and Africa (EMEA). Mr. Aschke has served as President–EMEA since January 2016. From April 2010 to January 2016, he was the Vice President Sales and Marketing Reserve Power–Europe. Mr. Aschke joined a predecessor company in 1996 and has held a wide range of operational and sales roles of increased responsibility in the Company’s EMEA business. Mr. Aschke completed a commercial IT education and apprenticeship sponsored by the University of Dortmund (Germany) and completed the Advanced Management Program from INSEAD (France).

Jeffrey W. Long, age 65, President–Americas. Mr. Long has served as our President–Americas since November 2014. From September 2002 through October 2014, he served as our Vice President–Americas, Motive Power Sales and Service. Mr. Long has worked in the battery industry since 1997, and has held various positions of increasing responsibility in the materials handling industry since 1974. Mr. Long received his Master of Business Administration degree from Cleveland State University, and his Bachelor of Science degree in Business Administration from the University of Illinois.

Myles Jones, age 51, President–Asia. Mr. Jones has served as President–Asia since April 2016. He was Vice President of the Aerospace and Defense business in EMEA, after joining the company in June 2005, following our acquisition of Fiamm Motive Power. Mr. Jones previously held positions of increasing responsibility in the telecom and construction industries based in Europe and the Middle East.

Todd M. Sechrist, age 52, Executive Vice President and Chief Operating Officer. Mr. Sechrist has served as our Executive Vice President and Chief Operating Officer since April 1, 2016. Prior thereto, from January 2016 through March 2016, he was our Executive Vice President. From November 2014 through December 2015 he was the President–EMEA based in Zurich, Switzerland. Mr. Sechrist served as our President–Americas from September 2012 through October 2014, and our Senior Vice President, Americas from June 2010 through August 2012. He was the company’s Vice President–Reserve Power Sales & Service for the Americas from June 2005 through June 2010. Mr. Sechrist joined the Company in 1993 and has served in various sales and marketing capacities in both the reserve and motive power businesses. Mr. Sechrist received his Master of Business Administration degree in Finance from St. Joseph’s University and his Bachelor of Science degree in Finance from Pennsylvania State University.

Michael J. Schmidtlein, age 57, Executive Vice President and Chief Financial Officer. Mr. Schmidtlein has served as Executive Vice President and Chief Financial Officer since January 2016. Prior thereto, since February 2010, he was our Senior Vice President–Finance and Chief Financial Officer. From November 2005 until February 2010, Mr. Schmidtlein was Vice President–Corporate Controller and Chief Accounting Officer. Prior thereto, Mr. Schmidtlein was the Plant Manager of our manufacturing facility in Warrensburg, Missouri. In 1995, he joined the Energy Storage Group of Invensys plc, which EnerSys acquired in 2002. Mr. Schmidtlein is a certified public accountant and received his Bachelor of Science degree in Accounting from the University of Missouri.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis includes a description of the compensation provided in fiscal year 2018 to our executive officers who are named in the Summary Compensation Table below.

Our named executive officers for fiscal year 2018 were:

NEO Name	Title
David M. Shaffer	President & Chief Executive Officer
Michael J. Schmidtlein	Executive Vice President & Chief Financial Officer
Holger P. Aschke	President–EMEA
Myles Jones	President–Asia
Todd M. Sechrist	Executive Vice President & Chief Operating Officer

Overview

Our executive compensation program is structured to support our vision, which is to be the global leader in our chosen markets for stored energy solutions, while maximizing long-term stockholder value. We also design the program to link executive compensation to our financial performance and, through programs that use our common stock as a compensation medium, to more closely align the interests of executive management with those of our stockholders. The Compensation Committee evaluates our overall performance in making decisions on the executive compensation program.

The following is a summary of the major elements of our compensation programs for our named executive officers for fiscal year 2018. Based on the performance highlighted above, annual bonus payouts under the Management Incentive Plan which we refer to as the “MIP,” to the named executive officers was below target in fiscal year 2018 and the actual intrinsic value of long-term incentive awards for fiscal year 2018 is also tracking below targeted levels, reinforcing the strong pay-for-performance alignment of our overall program.

Pay Element	Description	Fiscal Year 2018 Actions
Base Salary	Fixed cash compensation determined based on the executive’s skill set and the market value for that skill set.	Increases ranged from 1.5% to 6.25%, based on individual performance and relative position versus market, including impact of foreign exchange rates for those located outside of the United States.
Cash Annual Incentives (Management Incentive Plan or MIP)	Cash-based annual incentive plan that is tied to corporate performance versus corporate financial goals. The goals are weighted 85% on an adjusted net income target and 15% on a primary working capital target.	Fiscal year 2018 payouts under the MIP for our named executive officers were 49%, reflecting below targeted performance in both adjusted net income, and the primary working capital metric.
Long-Term Incentives

For fiscal year 2018, equity grants were in the form of:

•    50% Performance Share Units earned based on EnerSys’ relative total stockholder return (“TSR”) versus the S&P Small Cap 600 Industrial Index

•    25% stock options

•    25%time-vested restricted stock units

This was consistent with the structure for fiscal 2017, which was implemented by the Committee after a comprehensive review of the program in connection with the transition in executive leadership.

For fiscal 2019, the Committee will add adjusted diluted earnings per share as a new financial metric to the Performance Share Unit plan, and will continue to measure relative TSR performance versus the S&P Small Cap 600 Industrial Index.

The actual intrinsic value of long-term incentives granted in fiscal 2018 is tracking below the target grant values, since our closing stock price at the end of the fiscal year of $69.37 was significantly lower than the grant date stock price of $83.14, and due to the tracking after roughly one year of our relative TSR performance relative to industry peers:

•    The actual intrinsic value of Performance Share Units are tracking at 0% of the target grant value based on relative TSR performance through the end of the fiscal year, with approximately two years left in the performance period.

•    The actual intrinsic value of stock options is tracking at 0% of the target grant value through the end of the fiscal year, with approximately nine years left in the option exercise term.

•    The actual intrinsic value of restricted stock units is tracking at 84% of the target grant value through the end of the fiscal year, with approximately three years left in the total vesting schedule.

Summary of Other Major Program Elements

Other significant elements of our compensation program that continue to reinforce stockholder alignment, our long-term pay-for-performance objectives, and what the Compensation Committee considers best practices include the following:

∎	an independent Compensation Committee makes the compensation decisions for our named executive officers and the Committee engages an independent compensation consultant to assist in making such decisions;

∎	we require that a majority of pay be at-risk, and therefore, 85% of target total pay is at risk for our Chief Executive Officer and 76% of target total pay is at-risk on average for our other named executive officers;

∎	we require that a majority of pay be tied to long-term performance, and therefore, 70% of target total pay is in long-term incentives for our Chief Executive Officer, and 59% of target total pay is in long-term incentives on average for our other named executive officers;

∎	we have put in place robust stock ownership guidelines for executives;

∎	we prohibit hedging and pledging of our stock;

∎	we have a clawback policy designed to recoup excess compensation paid to executive officers in the event of an accounting restatement;

∎	we have adopted a mandatory holding requirement after vesting for certain equity awards granted to our executive officers;

∎	equity grant administration procedures are in place to ensure that awards comply with legal, regulatory, and accounting requirements;

∎	the Compensation Committee conducts an annual risk assessment of our compensation program to confirm that the program does not encourage excessive risk-taking;

∎	our equity awards generally require a double-trigger in order for vesting to be accelerated in the event of a change in control (i.e., a qualifying termination of employment plus the occurrence of a change in control);

∎	our executive severance arrangements do not provide for excise tax gross-ups; and

∎	we do not provide excessive perquisite or benefit programs nor do we offer supplemental retirement plans.

Results of 2017 Advisory Vote on Executive Compensation–Say-on-Pay

At our annual meeting of stockholders held on August 2, 2017, approximately 97% of votes cast by stockholders approved the advisory resolution on our executive compensation, while only approximately 2.95% of the votes were cast against, with the remainder abstaining. The Compensation Committee considered this a high approval rate by the stockholders in establishing the compensation programs for fiscal year 2018 and fiscal year 2019, and will continue to consider the outcome of future non-binding advisory stockholder votes on executive compensation in its determinations regarding executive compensation.

At our 2018 Annual Meeting, stockholders will have the opportunity to cast an advisory say-on-pay vote regarding the compensation of our named executive officers as discussed further in Proposal No. 4 beginning on page 51.

Executive Compensation Policy

We generally base our executive compensation program on the same objectives that guide us in establishing compensation programs for all our employees:

∎	Compensation should align the interests of higher-level employees, including executives, with the long-term interests of our stockholders through award opportunities that result in ownership of our common stock. While our key employees receive a mix of both annual and longer-term incentives, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because these employees are in a position to have greater influence on longer-term results.

∎	Compensation should reward teamwork. Because our success depends on our ability to optimize our worldwide business, our compensation programs emphasize our total results rather than individual geographic or product line results.

∎	Compensation should be based on the level of job responsibility, as well as individual and corporate performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to corporate performance and stockholder returns because they are more able to affect corporate results.

∎	Compensation should reflect the value of the job in the marketplace. To attract and retain a skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

∎	To be effective motivation, performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay through contributing to our achievement of our strategic and operational goals.

∎	The programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, although the overall structure of compensation and benefit programs should be broadly similar across the organization.

Determination of Compensation

The Compensation Committee reviews and approves each named executive officer’s base pay, bonus, and equity incentive compensation annually, with the guidance of the Compensation Committee’s independent compensation consultant, FW Cook. The Compensation Committee takes into account a number of factors to determine the compensation for the named executive officers and to ensure that our executive compensation program is achieving its objectives. Among those are:

∎	Assessment of Corporate Performance. The Compensation Committee uses corporate performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers our performance within our industry using various measures, including, but not limited to, sales growth, profitability, balance sheet management, and total stockholder return. Second, as we describe in more detail below, the Compensation Committee has established specific corporate performance measures that determine the size of payments under our Management Incentive Plan, as well as the payout of our Performance Share Units, and the value of our other equity awards are based on the value of our common stock.

∎	Assessment of Individual Performance. Individual performance affects the compensation of our employees, including the named executive officers. In addition, the Compensation Committee has adopted a formal evaluation process for our CEO. Each member of our Board provides a written, subjective evaluation of our CEO, on an anonymous basis, covering a broad range of criteria. The evaluations are collected and summarized by FW Cook, and the Compensation Committee considers them in setting the CEO’s compensation. For each other named executive officer, the Compensation Committee receives a recommendation from the CEO and also exercises its judgment based on the Committee’s interactions with the executive officer.

∎	Benchmarking. The Compensation Committee benchmarked our compensation programs in fiscal year 2018 with a peer group consisting of the following companies, which are broadly similar with respect to industry and size, as measured by revenue (peers range from $1.1 billion to $4.2 billion, with a median of $2.3 billion), market capitalization (peers range from $1 billion to $9.1 billion, with a median of $4.2 billion), and number of employees (peers range from 4,735 to 26,200, with a median of 10,700). At the time of the study, EnerSys’ revenues were $2.4 billion, market capitalization was $3.4 billion, and total employees were 9,400. Our peer group for fiscal 2018 was unchanged from the fiscal year 2017 peer group.

Actuant Corporation	Flowserve Corporation
Acuity Brands, Inc.	General Cable Corporation
A.O. Smith Corporation	Hubbell Incorporated
AVX Corporation	IDEX Corporation
Barnes Group Inc.	Lincoln Electric Holdings Inc.
Belden Inc.	Regal-Beloit Corporation
Brady Corp.	Valmont Industries, Inc.
Carlisle Companies Incorporated	Watt Water Technologies, Inc.
Crane Co.	Woodward Governor Company
Donaldson Company, Inc.

In addition, the Compensation Committee conducted its annual review of the peer group for fiscal 2019 benchmarking, considering financial size, industry, and the condition of each company in the group. Based on such review, the Compensation Committee made no changes to the group for fiscal year 2019 pay analyses.

The Compensation Committee evaluates our compensation program versus that of the peer companies with respect to both individual pay levels as well as the structure of the program. The Compensation Committee uses this data primarily to ensure that our executive compensation program as a whole is competitive. The Compensation Committee targets salaries and target bonuses at the median, and targets long-term incentive compensation at the 75th percentile. The target for each named executive officer’s total compensation package is generally between the median and 75th percentile.

The Compensation Committee believes that this competitive positioning for incentive compensation is appropriate in light of our goal setting approach under our annual incentive plan and our desire to place a greater emphasis on at-risk pay that is earned over a multi-year period to support long-term stockholder value creation. The Compensation Committee believes this compensation structure is at a level consistent with our executive compensation philosophy.

Components of Executive Compensation

Our executive compensation program is comprised primarily of base salary, annual incentive opportunities in the form of cash awards based upon our fiscal year performance, and long-term incentive opportunities in the form of equity-based compensation. As more fully described in the section entitled “Deferred Compensation Plan,” certain of our executives, including the named executive officers, may elect to defer receipt of all or a portion of their cash bonuses. In addition, we generally provide the named executive officers with the same employee benefits as we provide to our other eligible non-unionized U.S. employees, and we also provide limited perquisites and personal benefits, as we describe in the footnotes following the Summary Compensation Table. During the time Mr. Sechrist, who is a U.S. citizen, lived and worked in Europe, he received substantially the same employee benefits as our other named executive officers, except that he received an annual cost of living adjustment, housing allowance, and certain additional amounts to compensate him for working and living in Europe. Mr. Aschke receives substantially the same employee benefits as our other named executive officers, except he receives an annual cost of living adjustment, housing allowance and certain additional amounts to compensate him for working and living in Switzerland. Mr. Jones receives substantially the same employee benefits as our other named executive officers, except he receives an annual cost of living adjustment, housing allowance and certain additional amounts to compensate him for working and living in Singapore. We describe these additional amounts and elements of compensation more completely in the footnotes following the Summary Compensation Table.

We do not cover our named executive officers under any defined benefit pension or supplemental executive retirement plans.

Base Salary

Base salary is the fixed element of our named executive officers’ cash compensation. The Compensation Committee generally considers whether each executive’s base salary should be increased based on individual performance with a view toward ensuring that the base salary is competitive with that of executives in peer companies with comparable roles and responsibilities.

With assistance from the Compensation Committee’s independent compensation consultant, the Compensation Committee annually sets the base salaries of our named executive officers. The Compensation Committee solicits the CEO’s recommendation with respect to the base salaries of our named executive officers, other than the CEO.

For fiscal year 2018, the Compensation Committee considered the aforementioned factors and current responsibilities, performance, success and achievements of the business, as well as the recommendations of its independent compensation consultant, and determined that it was appropriate to increase the base salaries for Mr. Shaffer and the other named executive officers.

The base salaries of Mr. Shaffer and each of the other named executive officers for fiscal years 2017 and 2018 are shown in the chart below in U.S. Dollars as of the end of the fiscal year.

Name	2018	2017	% Change
David M. Shaffer	$850,000	$800,000	6.3%
Michael J. Schmidtlein	$500,000	$490,000	2.0%
Holger P. Aschke	$351,482	$329,967	6.5%
Myles Jones	$333,256	$300,678	10.8%
Todd M. Sechrist	$500,000	$475,000	5.0%

Management Incentive Plan

Under our MIP, our executives and key management personnel, including the named executive officers, may receive an annual cash bonus upon satisfaction of annual financial targets, which the Compensation Committee establishes at the beginning of each year. Consistent with our compensation policy, individuals with greater job responsibilities have a greater portion of their total cash compensation tied to our corporate performance through the MIP.

Under the MIP, each participant has threshold, target, and maximum potential cash bonus payouts, which the Compensation Committee establishes at the beginning of each fiscal year. The Compensation Committee bases the potential payments on each participant’s job responsibilities and position within our organization. The potential payouts are stated as a percentage of base salary. In establishing the targets, the Committee gives significant consideration to our prior year’s performance. Satisfactory individual performance is a condition to payment, and, at the end of each fiscal year, the Committee can, at its discretion, increase or decrease an individual’s payout under the MIP.

The Compensation Committee selected adjusted net income and primary working capital percentage as the performance metrics in the MIP since they encourage participants to focus on improving both our net earnings and balance sheet strength, respectively. The Committee believes these to be effective motivators because they can be readily tracked and are easily understandable by the MIP participants.

Each year, the Committee reviews overall financial performance and adjusts for items that are not reflective of normal operating performance for that year. These adjustments are items that the Committee believes are fair to both participants and stockholders, encourage appropriate actions that foster the long-term health of the business, and are consistent with the objectives underlying our predetermined performance goals. There are certain automatic adjustments such as expenses related to merger and acquisition activity, the impact of restructuring programs, unplanned legal settlements, and the effects of foreign currency fluctuations. The Committee also reserves the right to exercise its judgment outside of this predetermined list of adjustments.

Fiscal Year 2018 MIP Targets and Payout

The Compensation Committee considered the following when establishing the potential awards for fiscal year 2018:

∎	Bonus Targets. For our named executive officers, the threshold, target, and maximum bonus targets for fiscal year 2018 were 15%, 100%, and 200% of base salary, respectively.

∎	Company Performance Measures. For all participants in the MIP, including our named executive officers, the Compensation Committee established fiscal year 2018 performance measures based 85% on adjusted net income and 15% on primary working capital percentage, which we define as a monthly average of trade accounts receivable, plus inventories, minus trade accounts payable with the net amount divided by an annualized trailing three month net sales. The adjusted net income performance goal for fiscal year 2018 was established at a higher level than our fiscal year 2017 actual adjusted net income results. The Compensation Committee believes that the performance goals for fiscal year 2018 were rigorous and reflected an aggressive business plan for the year.

Measurement	Performance Goals Threshold	Performance Goals Target	Performance Goals Maximum	Actual Results	Payout % of Target
Adjusted Net Income ($ millions)	$207	$230	$253	$214.5	43%
Primary Working Capital Percentage	26.8%	26.3%	25.8%	26.4%	83%
		Total Payout as % of Target[1]			49%

(1)	Total payout of 49% of target reflects 85% weighting of adjusted net income performance and 15% primary working capital percentage performance.

The total payout as a percentage of target was 49%, reflecting actual performance achievement between threshold and target for both adjusted net income and primary working capital percentage. Adjusted net income achievement of $214.5 million reflected pre-approved adjustments of $88.9 million from the reported GAAP net income of $119.6 million for changes in tax laws, restructuring charges, and acquisition-related fees. An additional $6.0 million in expenses were excluded relating to ERP implementation costs, certain new product introduction charges, and interest expense related to the share buyback program, based on the Committee’s determination that management should be encouraged to pursue actions deemed in the long-term best interests of the Company, and therefore, such adjustments were consistent with the overall purpose of the MIP.

We set forth the amounts paid to our named executive officers for fiscal year 2018 performance under the MIP in the Summary Compensation Table.

Long-Term Equity Incentive Compensation

The Compensation Committee has the ability to make various types of equity awards as long-term incentive compensation to our named executive officers under the 2017 Equity Incentive Plan. For fiscal year 2018, the Committee reviewed the long-term incentive program, and elected not to make any changes from the fiscal year 2017 program, which the Committee believed was well balanced between our absolute TSR performance and our TSR performance relative to our industry. An overview of the program is as follows:

Long-Term Grant Type	Weighting	Description
Performance Share Units	50%

●   Stock units earned based on EnerSys’ relative TSR versus the S&P Small Cap 600 Industrial Index (the “Industrial Index”)

●   Payouts may range from 0%-to-200% of target

●   Three-year performance period

●   Earned shares are subject to an additional one-year holding period

●   Payouts are capped at four times the grant date fair value

Stock Options	25%	● Vesting in annual increments over three years ● 10-year exercise term

Restricted Stock Units	25%	● Vesting in annual increments over four years

A Performance Share Unit is a grant of stock units that a participant may earn based on performance over a three-year period. Each Performance Share Unit provides that the participant may, at the end of the three-year performance cycle, receive shares of our common stock ranging from 0% to 200% of the number of Performance Share Units granted depending on the percentile ranking of our TSR versus the Industrial Index. These Performance Share Units are subject to a mandatory holding period of one year after the vesting period of the Performance Share Units for each named executive officer. Therefore, if the Performance Share Units are earned and vested after three years, the shares earned must still be held for an additional one year before they can be sold. The Committee believes that the extra holding period increases the alignment of interests between stockholders and executives, and also serves to mitigate compensation-risk. TSR is calculated based on stock price appreciation/depreciation plus reinvested dividends, during the performance period, where the starting and ending stock prices are calculated based on the 60-day average closing stock prices immediately preceding the beginning and end of the performance period, respectively. The performance schedule is shown below, where results between the thresholds are interpolated on a straight-line basis. Irrespective of the ultimate payout as a percent of target, the maximum value that may be delivered to participants under the plan is four times the average closing stock price at the beginning of the performance period.

EnerSys TSR Performance vs. S&P Small Cap 600 Industrial Index	Payout Factor
75th Percentile	200%
Median	100%
25th Percentile	50%
Below 25th Percentile	0%

Stock options align employee incentives with stockholders because options have value only if the stock price increases over time. The nonqualified stock options that the Compensation Committee approved for fiscal year 2018 each have a 10-year term and vest one-third each year over three years. The options, which we granted at our common stock’s closing price on the date of grant, encourage participants to focus on long-term performance and growth.

Time-vested restricted stock units support the retention of our executives and also align employee incentives with stockholders since the value of restricted stock units is dependent on our stock price. Restricted stock units vest in 25% annual increments over four years, and have a longer vesting period than the stock options and Performance Share Units because their main purpose is for retention.

On March 22, 2017, the Compensation Committee approved the fiscal year 2018 equity awards, which we granted on May 9, 2017. The fiscal year 2018 equity awards to each of the named executive officers were as follows:

Name	Number of Stock Options(1)	Number of Performance Share Units(2)	Number of Restricted Stock Units(3)	Total Value(4)
David M. Shaffer	40,256	18,441	11,727	$3,900,000
Michael J. Schmidtlein	13,625	6,242	3,969	$1,320,000
Holger P. Aschke	8,258	3,783	2,406	$800,000
Myles Jones	8,258	3,783	2,406	$800,000
Todd M. Sechrist	13,625	6,242	3,969	$1,320,000

(1)	The value of each stock option was $24.22. We determined the total value of each stock option using a Black-Scholes valuation model.

(2)	The value of each performance share unit on the date of grant was $105.74. We determined the total value of each performance share unit award as of the date of grant using a Monte Carlo Simulation.

(3)	The value of each restricted stock unit was $83.14, the closing price on May 9, 2017, the date of grant.

(4)	The total value is the sum of the value of the stock options, restricted stock units and the performance share units determined as of May 9, 2017, the date of grant.

These awards are subject to the clawback policy adopted by the Board of Directors, which is discussed in more detail on page 34.

Fiscal 2019 Compensation Actions

As part of its annual review of the compensation program, the Compensation Committee approved changes to the annual incentive plan, or MIP, as well as to the long-term incentive program for fiscal year 2019. Under the MIP, the earnings metric will change from adjusted net income to adjusted operating income, which is a better reflection of our core operating results for purposes of our short-term plan. Regional metrics, including regional adjusted operating income and primary working capital percentage, will also be added to the MIP for our regional presidents to increase the line of sight in the program for these participants. Under the long-term incentive plan, adjusted earnings per share will be added as a metric to the performance share unit plan, as a compliment to the relative TSR performance metric. The Committee believes that the addition of adjusted earnings per share will provide a strong balance between financial results, absolute TSR, and relative TSR in the program. Each metric will continue to be measured over a three-year performance period.

Deferred Compensation Plan

On May 1, 2008, the Compensation Committee adopted the EnerSys Voluntary Deferred Compensation Plan for Executives, which we refer to as the “Deferred Compensation Plan,” under which participants who are among a select group of management and highly compensated employees may elect to defer receipt of all or a portion of their cash bonus. Under the Deferred Compensation Plan, as amended, each participant must make an irrevocable deferral election before the beginning of the fiscal year to which the cash bonus relates or, in the case of “performance-based compensation,” on or before six months before the end of such fiscal year. Participants can elect to receive distributions of their accounts in the Deferred Compensation Plan, either in a lump sum or in installments, (i) upon their termination of employment, (ii) on a specified date, or (iii) upon our change in control.

A participant may elect to allocate the deferred amounts into an investment account and select among various investment options upon which the rate of return of the deferred amounts will be based. The participants’ investment accounts are adjusted periodically to reflect the deemed gains and losses attributable to the deferred amounts. The specific investment options are the same investment options available to our employees under our 401(k) retirement plan. Each participant is always 100% vested in their investment accounts.

Alternatively, participants may elect to allocate the deferred amounts to a stock unit deferral account or a market share unit deferral account. All amounts allocated to the stock unit account or the market share unit account are invested in restricted stock units or market share units, respectively, awarded under our 2017 EIP. If a participant elects to allocate the deferred amounts to the restricted stock unit or market share unit account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the restricted stock unit or market share unit deferral account. The matching contribution will vest over three years from the last date of the fiscal year to which the amounts relate, except that participants will automatically become 100% vested in their matching contribution upon (i) our change in control where the consideration paid is cash, or (ii) upon their death, disability, voluntary termination for “good reason,” or involuntary termination of employment without cause, provided that such event occurs within two years of any type of change in control. All restricted stock units and market share units are payable in shares of our common stock.

The Deferred Compensation Plan is a nonqualified deferred compensation plan. As such, the rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Currently, none of our named executive officers participate in the Deferred Compensation Plan.

Employment and Related Agreements

We maintain a Swiss employment contract with Mr. Aschke in connection with his assignment as President–EMEA, and a Singaporean employment agreement with Mr. Jones in connection with his assignment as President–Asia. We maintain severance agreements with Messrs. Schmidtlein, Sechrist, and Shaffer, which provide for severance benefits upon a qualifying termination of employment in connection with a change in control.

We describe these agreements under the heading “Employment Agreements.” We describe the termination and change-in-control provisions of these agreements under the heading “Potential Payments Upon Termination or Change-In-Control.”

Employee Benefits

We generally offer all our eligible non-unionized U.S. employees, including the named executive officers, core employee benefits coverage. The benefits include medical and dental coverage, short-term disability insurance, life insurance, and a discount program for our products. All eligible non-unionized U.S. employees, including the named executive officers, may also obtain at their expense, long-term disability insurance coverage, and participate in a 401(k) retirement plan as a means to save for retirement on a tax-advantaged basis. We provide a matching contribution under the 401(k) plan to all eligible participants.

Each of our employees, including the named executive officers, partially bears the cost of certain employee benefits.

Perquisites

We provide limited perquisites and personal benefits to our named executive officers, including a company car and spousal travel benefits to business functions, and club membership dues. Certain amounts were also paid to Mr. Aschke in connection with his assignment in Switzerland, to Mr. Jones in connection with his assignment in Singapore, and to Mr. Sechrist for his former assignment living overseas. The Compensation Committee has determined that each of these benefits has a valid business purpose. You can find information about these perquisites in the footnotes to the Summary Compensation Table.

Other Matters

Currency Conversions

During the fiscal years described in this proxy statement, Mr. Aschke worked and lived in Switzerland, certain amounts of his compensation were paid in Swiss francs and Euros. Similarly, we paid certain amounts to Mr. Jones in Singapore dollars, for the time he worked and lived in Singapore. For purposes of this proxy statement, we have converted the amounts of compensation that Mr. Aschke received in Swiss francs and Euros to U.S. dollars, and that Mr. Jones received in Singapore dollars to U.S. dollars, using the exchange rate as of the end of the applicable fiscal year.

Clawback Policy

In June 2014, our Board of Directors, upon the recommendation of the Compensation Committee, adopted a clawback policy applicable to each of our executive officers subject to Section 16 of the Securities Exchange of 1934, including each of our named executive officers. Pursuant to this policy, in the event of any restatement of our financial statements, our Board of Directors, or an appropriate committee designated by our Board of Directors, may require reimbursement or forfeiture of any excess payment from any cash or equity-based compensation awarded to or realized by, such executive officer following the adoption of, and subject to, this policy in the event that (i) our financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements under the federal securities laws

(other than a restatement due to a change in financial accounting rules), (ii) as a result of such restatement, a performance measure or specified performance target which was a material factor in determining the amount of such bonus, incentive or equity compensation previously earned by such officer is restated, and (iii) our Board of Directors, or an appropriate committee of the Board, determines, in its discretion, that a lower amount of bonus, incentive or equity compensation would have been paid to such officer based upon the restated financial results.

Policy on Granting Equity Awards

We have a written policy on granting equity awards. The policy provides the authority and the procedure for granting awards. The Compensation Committee has the authority to make all equity awards to employees of the Company. In addition, within certain limitations, the Compensation Committee may delegate authority to our CEO to make awards to employees below the named executive officer level.

Our policy requires that the exercise price of stock options be no less than the closing price of our stock on the grant date. Subject to applicable local law, the grant date for equity awards to all eligible participants, including our named executive officers, is on the first business day after the grant effective date that our stock trading window is open and that is not otherwise within our stock trading blackout policy. These procedures provide assurance that the grant dates are not being manipulated to result in an exercise price that is favorable to us or our employees.

Hedging and Pledging Prohibition

We do not permit our employees to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

Stock Ownership Guidelines and Holding Requirement

The Compensation Committee has adopted stock ownership guidelines for both executives and non-employee directors. We intend that the guidelines align the interests of our executives and non-employee directors with those of the stockholders and ensure that the executives and directors responsible for overseeing operations have an ongoing financial stake in our success. We describe the stock ownership guidelines for our non-employee directors under “Director Compensation.” The stock ownership guidelines provide that we expect our CEO to attain and maintain an investment level in stock equal to six times his annual base salary. We expect the other named executive officers to attain and maintain an investment level equal to three times their annual base salary. We expect that each individual attain such investment levels five years from the date a specified ownership level commences. If an executive is promoted and as a result has a higher guideline, an additional three years would be provided to reach such higher level. If the guidelines are not met within the required time frame, the Compensation Committee, at its discretion, may require an executive to hold 100% of the after-tax profit shares acquired through the compensation program until the guideline is met. The Compensation Committee evaluates the ownership levels on an annual basis. All of our named executive officers have achieved, or are on target to achieve, their respective investment level set forth in the guidelines. As mentioned previously, the named executive officers are further subject to a holding requirement after vesting on the Market Share Units granted in fiscal year 2016, and Performance Share Units granted for fiscal year 2017, as well as Performance Share Units granted for fiscal year 2018. Such holding requirement after vesting is mandatory and in accordance with the terms of the underlying grants agreement.

Review of Compensation Policies and Practices in Relation to Risk

During fiscal year 2018, the Compensation Committee, with the assistance of FW Cook, conducted a review of our compensation policies and practices to ensure that they do not motivate imprudent risk taking. Included in the review were all of our cash and equity-based incentive plans, including those below the executive level, as well as other compensation-related policies and practices including stock ownership guidelines, mandatory equity holding requirement, insider trading prohibitions, clawback policies, and independent oversight by the Compensation Committee.

We evaluated these compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model and they were designed to encourage behaviors aligned with the long-term interests of our stockholders. Thus, we considered our growth and return performance, volatility and leverage, and compared them to the performance metrics, leverage, and time horizon of our compensation policies and practices. We also considered the mix of compensation, such as the balance between fixed and variable pay, cash and equity, performance goals on a corporate, business unit, and individual level, financial and non-financial metrics, and determinations based upon formulas and discretion. Based on this assessment, we have concluded that we have a balanced pay and performance program and do not promote excessive risk taking.

Tax Deductibility of Executive Compensation

Prior to its amendment by the Tax Cuts and Jobs Act (the “Tax Act”), which was enacted December 22, 2017, Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), disallowed a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” under Section 162(m) (generally, such company’s chief executive officer and its three other highest paid executive officers other than its chief financial officer). Prior to this amendment, there was an exception to this $1 million limitation for performance-based compensation if certain requirements were met. Historically, awards to these covered individuals under our annual bonus plan and in the form of performance-based equity grants were intended to satisfy the requirements for qualifying as performance-based compensation under Section 162(m).

The Tax Act generally amended Section 162(m) to eliminate the exception for performance-based compensation, effective for taxable years following December 31, 2017. The $1 million compensation limit was also expanded to apply to a public company’s chief financial officer and apply to certain individuals who were covered employees in years other than the then-current taxable year. Although certain transition relief may apply with respect to compensation paid pursuant to certain contracts in effect as of November 2, 2017, ambiguities in the Tax Act prevent the Compensation Committee from being able to definitively determine what compensation, if any, payable to the covered employees in excess of $1 million will be deductible in future years. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the control of the Compensation Committee, can affect deductibility of compensation, and there can be no assurance that compensation paid to our executive officers who are covered by Section 162(m) will be deductible. As in prior years, the Compensation Committee will continue to take into account the tax and accounting implications (including with respect to the expected lack of deductibility under the revised Section 162(m)) when making compensation decisions, but reserves its right to make compensation decisions based on other factors as well if the Compensation Committee determines it is in our best interests to do so. Further, taking into account the elimination of the exception for performance-based compensation, the Compensation Committee may determine to make changes or amendments to its existing compensation programs in order to revise aspects of our programs that were initially designed to comply with Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee evaluates and establishes compensation for our named executive officers and oversees our equity incentive plan, the MIP, and our benefit and perquisite programs. Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 26 to 36. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, for filing with the Securities and Exchange Commission.

Compensation Committee

John F. Lehman, Chairperson

Nelda J. Connors

Dennis S. Marlo

Paul J. Tufano

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned in fiscal years 2016, 2017, and 2018, by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers. We collectively refer to these individuals as the “named executive officers.” We did not pay any discretionary bonuses nor did we maintain any defined benefit pension arrangements and none of our named executive officers deferred or accrued amounts under the Deferred Compensation Plan for Executives for fiscal years 2016, 2017, or 2018; accordingly, we have omitted the “Bonus” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns from the table.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
David M. Shaffer	2018	$850,000	$2,925,000	$975,000	$416,500	$46,443	(3)	$5,212,943
President and Chief Executive Officer	2017	$800,000	$2,550,000	$850,000	$1,396,680	$74,335		$5,671,015
	2016	$490,000	$990,000	$330,000	$102,900	$108,319		$2,021,219
Michael J. Schmidtlein	2018	$500,000	$990,000	$330,000	$171,500	$33,786	(4)	$2,025,286
Executive Vice President and Chief Financial Officer	2017	$490,000	$990,000	$330,000	$598,827	$41,383		$2,450,210
	2016	$475,000	$990,000	$330,000	$99,750	$52,612		$1,947,362
Holger P. Aschke	2018	$351,482	$600,000	$200,000	$120,558	$168,546	(5)	$1,440,586
President - EMEA	2017	$329,967	$600,000	$200,000	$403,251	$151,364		$1,684,582
	2016	$292,113	$339,650	$0	$51,292	$154,872		$837,927
Myles Jones	2018	$333,256	$600,000	$200,000	$114,307	$344,913	(6)	$1,592,476
President - Asia	2017	$300,678	$600,000	$200,000	$367,457	$417,412		$1,885,547
Todd M. Sechrist	2018	$500,000	$990,000	$330,000	$171,500	$38,449	(7)	$2,029,949
Executive Vice President and Chief Operating Officer	2017	$475,000	$990,000	$330,000	$580,495	$61,409		$2,436,904
	2016	$445,000	$656,250	$218,750	$93,451	$178,517		$1,591,968

(1)	We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See the “Stock-Based Compensation” Note to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended March 31, 2016, March 31, 2017, and March 31, 2018, for the assumptions made in calculating these amounts. See the “Grant of Plan-Based Awards Table for Fiscal Year 2018” for maximum payout of awards.

(2)	Represents annual incentive amounts paid to the named individuals under the MIP. We discuss the MIP in further detail in the section entitled “Management Incentive Plan.”

(3)	Consists of our 401(k) plan matching contributions in the amount of $18,125; personal use of company-provided automobile in the amount of $12,833; spousal/family travel expenses of $8,660; tax advisory services in the amount of $6,400; and airline membership dues.

(4)	Consists of our 401(k) plan matching contributions in the amount of $16,083; personal use of company-provided automobile in the amount of $12,081; spousal/family travel expenses in the amount of $5,172; and airline membership dues.

(5)	Consists of contributions in the amount of $29,700 that are required under Swiss law as employer contributions under the Swiss occupational pension scheme; housing allowance of $55,083; cost of living adjustment in the amount of $55,083; personal use of company-provided automobile in the amount of $22,213; spousal/family travel expenses in the amount of $2,292; and tax advisory services in the amount of $4,175. All amounts in Swiss francs have been converted to U.S. dollars at $1.0492 per Swiss franc. All amounts in euros have been converted to U.S. dollars at $1.2322 per euro.

(6)	Consists of housing allowance in the amount of $141,844; pension and life insurance allowances in the amount of $30,501; personal use of company-provided automobile in the amount of $59,044; spousal/family travel expenses in the amount of $32,132; tax advisory services in the amount of $2,600; private school expenses in the amount of $54,768; and private medical expenses in the amount of $24,024. All amounts in Singapore dollars have been converted to U.S. dollars at $0.7626 per Singapore dollar.

(7)	Consists of our 401(k) plan matching contributions in the amount of $14,229; personal use of the company-provided automobile in the amount of $11,879; spousal/family travel expenses in the amount of $5,541; tax advisory services in the amount of $6,300; and airline membership dues.

Employment Agreements

Severance Letter Agreement with Mr. Schmidtlein

We entered into a severance letter agreement with Mr. Schmidtlein on May 26, 2011, as amended effective June 7, 2013, and June 7, 2017, which provides for severance benefits upon his termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. Mr. Schmidtlein’s severance letter agreement also provides that he may not compete with our business or solicit any of our customers or employees for one year following his termination of employment for any reason. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the severance letter agreement with Mr. Schmidtlein to provide certain payments to him upon his termination of employment in connection with a change in control.

Severance Letter Agreements with Messrs. Sechrist and Shaffer

Effective June 7, 2013, and amended effective June 7, 2017, we entered into a severance letter agreement with each of Messrs. Sechrist and Shaffer, which provides for severance benefits upon the executive’s termination of employment in connection with a change in control. Each severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. Each severance letter agreement also provides that the executive may not compete with our business or solicit any of our customers or employees for one year following his termination of employment for any reason. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the applicable severance letter agreement with Messrs. Sechrist and Shaffer to provide certain payments to each executive upon his termination of employment in connection with our change in control.

Letter Agreement and Employment Contract with Mr. Sechrist

We entered into a letter agreement and an employment contract with Mr. Sechrist, both effective November 1, 2014, in connection with his international assignment. As a result of Mr. Sechrist’s appointment to Executive Vice President effective January 2016, his letter agreement and employment contract in connection with his international assignment were terminated on December 31, 2015, except for post-term tax advisory services pertaining to his international assignment.

Employment Agreement with Mr. Aschke

We entered into an employment agreement with Mr. Aschke, effective December 21, 2015, in connection with his assignment in Switzerland. The employment agreement sets forth the terms of employment and provides provisions required by Swiss law. Either party can terminate the agreement at any time, subject to the statutory notice requirement applicable to employers in Switzerland, and generally provides that Mr. Aschke may not compete with our business or solicit any of our employees for at least one year following termination of his employment.

Under his employment agreement, Mr. Aschke is entitled to:

∎	a car allowance;

∎	reimbursement for certain expenses that Mr. Aschke incurs as a result of being located in Switzerland;

∎	a housing allowance; and

∎	certain cost of living adjustments.

Employment Agreement with Mr. Jones

We entered into an employment contract with Mr. Jones effective April 1, 2016, in connection with his international assignment in Singapore. The employment agreement sets forth the terms of employment and provides provisions required by the laws of Singapore. Either party can terminate the agreement at any time, subject to twelve months’ notice, and generally provides that Mr. Jones may not compete with our business or solicit any of our employees for at least six months following termination of his employment.

Under his employment agreement, Mr. Jones is entitled to:

∎	a car allowance;

∎	reimbursement for certain expenses that Mr. Jones incurs as a result of being located in Singapore, including reimbursement of school tuition for his children;

∎	limited air travel to and from the United Kingdom for Mr. Jones and his spouse and children;

∎	tax preparation and consulting services;

∎	a housing allowance; and

∎	certain cost of living adjustments.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2018

		Committee	Estimated Future Payouts Under Non Equity Incentive Plan Awards($)(2)			Estimated Future Payouts Under Equity Incentive Plan (#)(3)			All Other Stock Awards: Number of shares of stock	All Other Option Awards: Number of securities underlying	Exercise or Base Price Of	Grant Date Fair Value Of Stock and Option
	Grant Date	Action Date(1)	Threshold	Target	Maximum	Threshold	Target	Maximum	or units (#)(4)	options (#)(5)	Options ($/Sh)	Awards ($)(6)
David M. Shaffer			$127,500	$850,000	$1,700,000
	5/9/2017	3/22/17				0	0	0	0	40,256	$83.14	$975,000
	5/9/2017	3/22/17				0	0	0	11,727	0		$975,000
	5/9/2017	3/22/17				9,221	18,441	36,882		0		$1,950,000
Michael J. Schmidtlein			$52,500	$350,000	$700,000
	5/9/2017	3/22/17				0	0	0	0	13,625	$83.14	$330,000
	5/9/2017	3/22/17				0	0	0	3,969	0		$330,000
	5/9/2017	3/22/17				3,121	6,242	12,484		0		$660,000
Holger P. Aschke			$36,906(7)	$246,037(7)	$492,075(7)
	5/9/2017	3/22/17				0	0	0	0	8,258	$83.14	$200,000
	5/9/2017	3/22/17				0	0	0	2,406	0		$200,000
	5/9/2017	3/22/17				1,892	3,783	7,566		0		$400,000
Myles Jones			$34,992(8)	$233,279(8)	$466,559(8)
	5/9/2017	3/22/17				0	0	0	0	8,258	$83.14	$200,000
	5/9/2017	3/22/17				0	0	0	2,406	0		$200,000
	5/9/2017	3/22/17				1,892	3,783	7,566		0		$400,000
Todd M. Sechrist			$52,500	$350,000	$700,000
	5/9/2017	3/22/17				0	0	0	0	13,625	$83.14	$330,000
	5/9/2017	3/22/17				0	0	0	3,969	0		$330,000
	5/9/2017	3/22/17				3,121	6,242	12,484		0		$660,000

(1)	We made all equity awards to the named executive officers in fiscal year 2018 in accordance with our Policy on Granting Equity Awards, which we describe on page 35.

(2)	The amounts shown in the columns are the threshold, target, and stretch goal (maximum) potential amounts that were payable for fiscal year 2018 under the MIP. No amounts were payable if threshold performance was not achieved for at least one performance goal. See the Summary Compensation Table for a discussion of the amounts actually earned under the MIP.

(3)	Reflects the target and maximum number of performance share units that are payable as long-term incentive compensation. We describe these awards in the section entitled “Long-Term Incentive Compensation.”

(4)	Reflects the number of restricted stock units awarded as long-term incentive compensation. We describe this award in the section entitled “Long-Term Incentive Compensation.”

(5)	Reflects the number of stock options awarded as long-term incentive compensation. We describe these awards in the section entitled “Long-Term Incentive Compensation.”

(6)	We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See “Note 16. Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, for the assumptions made in calculating these amounts.

(7)	All amounts in Swiss francs have been converted to U.S. dollars at $1.0492 per Swiss franc.

(8)	All amounts in Singapore dollars have been converted to U.S. dollars at $0.7626 per Singapore dollar.

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2018

The following table sets forth the outstanding equity awards held by our named executive officers at the end of the 2018 fiscal year.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price ($ per share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Vested	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
David M. Shaffer	6,456	0		0	$69.85	05/12/2024
	10,441	5,221	(1)	0	$68.40	05/12/2025
	17,978	35,956	(2)	0	$57.60	05/16/2026
	0	40,256	(3)	0	$83.14	05/09/2027
											17,047	(4)		$1,132,283	(5)
											24,495	(6)		$2,761,229	(7)
											18,623	(8)		$0	(9)
							11,287	(10)	$782,979	(11)
							11,843	(12)	$821,480	(11)
Michael J. Schmidtlein	8,368	0		0	$69.85	05/12/2024
	10,441	5,221	(1)	0	$68.40	05/12/2025
	6,980	13,959	(2)	0	$57.60	05/16/2026
	0	13,625	(3)	0	$83.14	05/09/2027
											17,047	(4)		$1,132,282	(5)
											9510	(6)		$1,072,026	(7)
											6,303	(8)		$0	(9)
							4,382	(10)	$303,979	(11)
							4,008	(12)	$278,035	(11)
Holger P. Aschke	4,230	8,460	(2)	0	$57.60	05/16/2026
	0	8,258	(3)	0	$83.14	05/09/2027
							351	(13)	$24,349	(11)
							640	(14)	$44,397	(11)
											4,386	(4)		$291,325	(6)
											5,764	(6)		$649,754	(7)
											3,820	(8)		$0	(9)
							2,655	(10)	$184,177	(11)
							2,430	(12)	$168,569	(11)
Myles Jones	4,230	8,460	(2)	0	$57.60	05/16/2026
	0	8,258	(3)	0	$83.14	05/09/2027
							263	(13)	$18,244	(11)
							550	(14)	$38,154	(11)
											3,767	(4)		$250,211	(5)
											5,764	(6)		$649,754	(7)
											3,820	(8)		$0	(9)
							2,655	(10)	$184,177	(11)
							2,430	(12)	$168,569	(11)
Todd M. Sechrist	6,456	0		0	$69.85	05/12/2024
	6,921	3,461	(1)	0	$68.40	05/12/2025
	6,980	13,959	(2)	0	$57.60	05/16/2026
	0	13,625	(3)	0	$83.14	05/09/2027
											11,299	(4)		$750,500	(5)
											9,510	(6)		$1,072,027	(7)
											6,303	(8)		$0	(9)
							4,382	(10)	$303,979	(11)
							4,008	(12)	$278,035	(11)

(1)	One-third vested on May 12, 2016 and May 12, 2017. One-third vests on May 12, 2018.

(2)	One-third vested on May 16, 2017. One third is scheduled to vest on May 16, 2018, and May 16, 2019.

(3)	One-third is scheduled to vest on each of May 9, 2018, May 9, 2019, and May 9, 2020.

(4)	100% are scheduled to vest on May 12, 2018. Includes additional shares attributable to accumulated dividend equivalents with respect to unvested market share units.

(5)	Reflects market share units granted on May 12, 2015, valued based on stock price performance calculated using the average of the closing share price of our common stock during the 90-day period immediately preceding the date of grant and March 31, 2018, and the resulting shares valued based on the closing price of our common stock of $69.37 on March 29, 2018, the last trading day of the fiscal year. Includes the value of accumulated dividend equivalents with respect to unvested market share units. The market share units are scheduled to vest May 12, 2018, at the end of the three-year period following the date of grant. Accordingly, because the number of shares earned and paid upon vesting is based upon the stock price at vesting, the value of such market share units may increase or decrease from the amounts shown above. For more information regarding market share units, see “Executive Compensation–Determination of Compensation–Components of Executive Compensation–Long-Term Equity Incentive Compensation.”

(6)	100% are scheduled to vest on May 16, 2019. Includes additional shares attributable to accumulated dividend equivalents with respect to unvested performance share units.

(7)	Reflects performance share units granted on May 16, 2016, valued based on stock price performance calculated using the average of the closing share prices of our common stock during the 60-day periods immediately preceding the date of grant and March 31, 2018, and the resulting shares valued based upon the closing price of our common stock of $69.37 on March 29, 2018, the last trading day of the fiscal year.

(8)	100% are scheduled to vest on May 9, 2020. Includes additional shares attributable to accumulated dividend equivalents with respect to unvested performance share units.

(9)	Reflects performance share units granted on May 9, 2017, value based on stock price performance calculated using the average of the closing share prices of our common stock during the 60-day periods immediately preceding the date of grant and March 31, 2018, and the resulting shares valued based upon the closing price of our common stock of $69.37 on March 29, 2018, the last trading day of the fiscal year.

(10)	One-fourth vested on of May 16, 2017. One-fourth is scheduled to vest on each of May 16, 2018, May 16, 2019, and May 16, 2020.

(11)	Reflects the value of restricted stock units based on the closing price of our common stock of $69.37 on March 29, 2018, the last trading date of the fiscal year.

(12)	One-fourth is scheduled to vest on each of May 9, 2017, May 9, 2018, May 9, 2019, and May 9, 2020.

(13)	One-fourth vested on May 12, 2015, May 12, 2016, and May 12, 2017. One-fourth is scheduled to vest on May 12, 2018.

(14)	One-fourth vested on May 12, 2016 and May 12, 2017. One-fourth is scheduled to vest on each of May 12, 2018, and May 12, 2019.

OPTIONS EXERCISED AND STOCK VESTED DURING FISCAL YEAR 2018

The following table sets forth the number of shares acquired upon exercising options and the vesting of stock awards by our named executive officers during fiscal year 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
David M. Shaffer	0	$0	10,634	$886,037
Michael J. Schmidtlein	0	$0	10,402	$867,249
Holger P. Aschke	0	$0	5,876	$489,755
Myles Jones	263	$17,090	4,651	$387,659
Todd M. Sechrist	0	$0	8,355	$696,507

(1)	Vesting of market share units originally granted May 12, 2014 resulted in a payout factor of 0.93.

(2)	Values are calculated as the product of (a) the number of shares of our common stock underlying the restricted stock units and the market share units, as applicable, that vested and (b) the closing price of our common stock on the last trading day prior to the day to vesting. For vesting that occurred on May 12, 2017, the applicable closing price was $83.41. For shares that vested on May 16, 2017, the applicable closing price was $83.16. For shares that vested on May 31, 2017, the applicable closing price was $83.17.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As we describe above, each of Messrs. Schmidtlein, Sechrist, and Shaffer have entered into severance agreements with us. Under the conditions described below, each of these agreements provides for certain payments upon a termination of employment or change in control. We describe these payments below.

Messrs. Schmidtlein, Sechrist, and Shaffer

If we were to terminate the employment of Messrs. Schmidtlein, Sechrist, or Shaffer without cause, as defined below, or if such executive were to resign for good reason, as defined below, during the six-month period prior to a change in control (and the termination was in connection with the change in control) or during the 24-month period after a change in control, we would be obligated to pay to the terminating executive the following:

∎	a lump sum cash payment equal to the sum of the executive’s base salary then in effect, and his annual cash bonus at the target level then in effect (for Mr. Shaffer, the payment is two times this amount);

∎	for a period of one year (two years for Mr. Shaffer), payment of cost of coverage in excess of the amount the executive would pay, as an active employee, for continued participation in our medical, dental, and vision programs, but such payments will end when the executive becomes eligible to participate in comparable programs of a subsequent employer;

∎	full acceleration of vesting of outstanding equity awards; and

∎	a pro-rata payment from our annual incentive plan for the fiscal year in which the termination occurs.

“Cause” means, with respect to Messrs. Schmidtlein, Sechrist, and Shaffer, any of the following:

∎	breach of fiduciary duty or duty of loyalty to us;

∎	willful act of material dishonesty with respect to any material matter involving us;

∎	theft or material misuse of our property;

∎	failure to conform in any material respect to our code of conduct;

∎	excessive absenteeism;

∎	conviction of, or plea of guilty or nolo contendere to, a felony or any criminal charge involving moral turpitude or illegal substance abuse;

∎	continuing neglect of management duties and responsibilities that has a material adverse effect on us;

∎	willful failure to timely report information having a material adverse effect on our business operations to the board or the executive’s direct supervisor; or

∎	failure to meet our reasonable and achievable documented performance expectations (other than any such failure resulting from incapacity due to physical or mental illness).

“Good reason” means, with respect to Messrs. Schmidtlein, Sechrist, and Shaffer, any of the following:

∎	a 10% or more decrease in the executive’s base salary, other than a company-wide reduction in senior management pay;

∎	a material diminution of the executive’s position, duties, or responsibilities;

∎	any permanent reassignment of such executive to a location greater than 50 miles from the location of his primary office, unless such new location is closer to his primary residence; or

∎	a material breach of our obligations under the agreement.

Each of Messrs. Schmidtlein, Sechrist, and Shaffer’s severance letter agreements provides that if any amounts payable, when taken together with payments and benefits provided to the executive under any other plans, contracts, or arrangements with us, will be subject to any excise tax imposed under Code Section 4999, then such amounts will be reduced to the extent necessary so that no portion thereof will be subject to the excise tax, but if the executive would receive in the aggregate greater value (as determined under Code Section 280G) on an after-tax basis if the amounts were not subject to such reduction, then no such reduction will be made.

In the event of the death or termination for disability of a named executive officer, all outstanding unvested equity awards of such named executive officer become vested.

Potential Payments Table

The table below reflects the incremental amount of compensation payable to our named executive officers under various termination and change in control scenarios. The amounts shown below assume that such hypothetical termination or change in control is effective as of March 31, 2018. These amounts do not include benefits earned or vested as of March 31, 2018, or benefits provided under insurance or regular programs available to our salaried employees generally. The actual amounts that are payable upon a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon a termination or change in control, any actual amounts paid or distributed may be higher or lower than the amounts set forth below. Factors that could affect these amounts include, among other things, the time of year the event occurs, our financial performance, and the age of the named executive officer at the time of the event.

							Involuntary Termination Not For Cause/Voluntary Termination For Good Reason(1)
		Change in Control(8)	Termination for Disability		Death		Absent Change in Control	In connection with a Change in Control
David M. Shaffer	Severance	$0		$0		$0	$0		$2,246,680
	Welfare benefits continuation(2)	$0		$0		$0	$0		$15,190
	Value of accelerated stock options(3)	$428,266		$1,009,888		$1,009,888	$0		$1,009,888
	Value of accelerated restricted stock units(3)	$1,604,459		$1,604,459		$1,604,459	$0		$1,604,459
	Value of accelerated market share units(4)	$1,132,283		$1,132,283		$1,132,283	$0		$1,132,283
	Value of accelerated performance share units(5)	$2,761,229		$2,761,229		$2,761,229	$0		$2,761,229
	Potential Excise Tax Cut-Back	$0	$	N/A	$	N/A	N/A	$	N/A
	Total	$5,926,237		$6,507,859		$6,507,859	$0		$8,769,729
Michael J. Schmidtlein	Severance	$0		$0		$0	$0		$599,750
	Welfare benefits continuation(2)	$0		$0		$0	$0		$14,696
	Value of accelerated stock options(3)	$169,357		$403,280		$403,280	$0		$403,280
	Value of accelerated restricted stock units(3)	$581,944		$581,944		$581,944	$0		$581,944
	Value of accelerated market share units(4)	$1,132,283		$1,132,282		$1,132,282	$0		$1,132,282
	Value of accelerated performance share units(5)	$1,072,027		$1,072,026		$1,072,026	$0		$1,072,026
	Potential Excise Tax Cut-Back	$0		N/A		N/A	N/A		$0
	Total	$2,955,611		$3,189,532		$3,189,532	$0		$3,803,978
Holger P. Aschke	Severance	$0		$0		$0	$347,086		$347,086
	Benefit continuation(6)	$0		$0		$0	$168,546		$168,546
	Value of accelerated stock options(3)	$99,574		$214,587		$214,587	$0		$214,587
	Value of accelerated restricted stock units(3)	$421,492		$421,492		$421,492	$0		$421,492
	Value of accelerated market share units(4)	$291,326		$291,325		$291,325	$0		$291,325
	Value of accelerated performance share units(5)	$649,754		$649,754		$649,754	$0		$649,754
	Total	$1,462,146		$1,577,158		$1,577,158	$515,632		$2,092,790
Myles Jones	Severance	$0		$0		$0	$329,088		$329,088
	Benefit continuation(7)	$0		$0		$0	$344,913		$344,913
	Value of accelerated stock options(3)	$99,574		$214,587		$214,587	$0		$214,587
	Value of accelerated restricted stock units(3)	$409,144		$409,144		$409,144	$0		$409,144
	Value of accelerated market share units(4)	$250,211		$250,211		$250,211	$0		$250,211
	Value of accelerated performance share units(5)	$649,754		$649,754		$649,754	$0		$649,754
	Total	$1,408,683		$1,523,696		$1,523,696	$674,001		$2,197,697

					Involuntary Termination Not For Cause/Voluntary Termination For Good Reason(1)
		Change in Control(8)	Termination for Disability	Death	Absent Change in Control	In connection with a Change in Control
Todd M. Sechrist	Severance	$0	$0	$0	$0	$593,451
	Welfare benefits continuation(2)	$0	$0	$0	$0	$14,708
	Value of accelerated stock options(3)	$167,650	$386,684	$386,684	$0	$386,684
	Value of accelerated restricted stock units(3)	$582,014	$582,014	$582,014	$0	$582,014
	Value of accelerated market share units(4)	$750,500	$750,500	$750,500	$0	$750,500
	Value of accelerated performance share units(5)	$1,072,027	$1,072,027	$1,072,027	$0	$1,072,027
	Potential Excise Tax Cut-Back	$0	N/A	N/A	N/A	$0
	Total	$2,572,191	$2,791,225	$2,791,225	$0	$3,399,384

(1)	For the severance payment calculation, and the time and form of such payment, see the text preceding this table.

(2)	Present value of welfare benefits continuation. Assumes no increase in the cost of welfare benefits. Assumes no tax on welfare benefits.

(3)	Value based on the closing price of our common stock on March 31, 2018, the last trading day of the fiscal year, of $69.37.

(4)	Reflects market share units valued based on stock price performance calculated using the average of the closing share prices of our common stock during the 90-day period immediately preceding the date of grant and March 31, 2018, and the resulting shares valued based upon the closing price of our common stock of $69.37 on March 31, 2018.

(5)	Reflects performance share units valued based on stock price performance calculated using the average of the closing share prices of our common stock during the 60-day periods immediately preceding the date of grant and March 31, 2018 and the resulting shares valued based upon the closing price of our common stock of $69.37 on March 31, 2018.

(6)	Consists of contributions in the amount of $29,700 that are required under Swiss law as employer contributions under the Swiss occupational pension scheme; housing allowance of $55,083; cost of living adjustment in the amount of $55,083; personal use of company-provided automobile in the amount of $22,213; spousal/family travel expenses in the amount of 2,292; and tax advisory services in the amount of $4,178. All amounts in Swiss francs have been converted to U.S. dollars at $1.0492 per Swiss franc. All amounts in euros have been converted to U.S. dollars at $1.2322 per euro.

(7)	Consists of housing allowance in the amount of $141,844; pension and life insurance allowances in the amount of $30,501; personal use of company-provided automobile in the amount of $59,044; spousal/family travel expenses in the amount of $32,132; tax advisory services in the amount of $2,600; private school expenses in the amount of $54,768, and private medical expenses in the amount of $24,024. All amounts in Singapore dollars have been converted to U.S. dollars at $0.7626 per Singapore dollar.

(8)	Represents solely a change in control where the stockholders receive cash consideration. No amounts are payable or vested solely upon a change in control where the stockholders receive other than cash consideration.

2018 CEO PAY RATIO

CEO Pay Ratio

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. David M. Shaffer, our President and Chief Executive Officer (our “CEO”).

For fiscal year 2018:

∎   the median of the annual total compensation of all our employees (other than our CEO) was $41,035; and

∎   the annual total compensation of our CEO, as reported in the Summary Compensation Table on page 38,  was $5,212,943.

Based on this information for fiscal year 2018, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 127:1.

Methodology

We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.

∎	As of March 31, 2018, our global workforce used for determining the pay ratio was estimated to be 3,239 employees in the U.S and 5,674 internationally. SEC rules permit the exclusion of a de minimis number of non-U.S. employees. The exclusions include all employees located in the following countries: Greece (2), Chile (3), Morocco (4), Denmark (5), Norway (5), Japan (6), Kazakhstan (6), United Arab Emirates (6), Ukraine (8), Hungary (10), Finland (12), Turkey (14), Slovakia (22), Austria (24), Netherlands (30), Sweden (32), Russian Federation (39), Belgium (43), Spain (47), Switzerland (48), and Tunisia (49). In total, we excluded 415 international employees, or approximately 4.66% of our total workforce, from the identification of the median employee as permitted by SEC rules. After exclusions, our global workforce for purposes of calculating the pay ratio was estimated to be 8,498 employees (3,239 in the U.S. and 5,259 internationally). This population consisted of our full-time, part-time, and temporary employees employed with us as of the determination date.

∎	To identify the “median employee” from our employee population, we used the amount of “gross wages” for the identified employees as reflected in our payroll records for the 12-month period beginning April 1, 2017 and ending March 31, 2018. For gross wages, we generally used the total amount of compensation the employees were paid before taxes, deductions, insurance premiums, and other payroll withholdings. We did not use any statistical sampling techniques.

∎	For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for fiscal year 2018 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $41,035.

∎	For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table on page 38.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Person Transactions

Our Board has adopted a written policy regarding related person transactions. As a general matter, it is our preference to avoid or minimize related person transactions. Under this policy, a director or executive officer must promptly report to the Corporate Secretary or General Counsel any potential transaction in which a Related Person, as defined by Item 404(a) of Regulation S-K, has or will have a direct or indirect material interest. Pursuant to this policy, EnerSys is not permitted to consummate or continue the Related Person transaction without the approval or ratification of the Audit Committee or, in certain situations, by the Chairman of the Audit Committee. Any director interested in a Related Person transaction must recuse himself from any such vote. The Audit Committee will review all relevant information available to it about the potential related person transaction and in its sole discretion, may impose such conditions as it seems appropriate on the Company or the Related Person in connection with the approval of the Related Person Transaction.

Advanced Battery Concepts, LLC

In October 2016, we entered into a non-exclusive license and royalty agreement with Advanced Battery Concepts, LLC (“ABC”) pursuant to which the parties are collaborating to commercialize a battery product using ABC’s proprietary bi-polar lead-acid battery technology. ABC is a U.S.-based battery technology development company that has developed and designed a manufacturing process for lead-acid batteries. Mr. Shaffer’s brother is ABC’s chief executive officer. Based upon public reports, we believe that two other competitors have entered into similar licensing arrangements with ABC. Consistent with our Code of Business Conduct and Ethics and our Related Person Transactions Policy, (a) Mr. Shaffer has not been involved in discussions related to the business terms or the status of the relationship between EnerSys and ABC, and (b) the Board reviewed and approved EnerSys negotiating and ultimately entering into this relationship. During fiscal year 2018, we paid ABC approximately $575,000 as part of this agreement.

Indemnification

Delaware law, our certificate of incorporation and our bylaws contain limitation of liability provisions and provisions for indemnification of our directors and officers.

In addition, we have entered into an indemnification agreement with each of our directors and officers. Pursuant to this agreement, we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each director or officer who is, or is threatened to be made, a party to any proceeding by virtue of the fact that such person is or was one of our directors or officers. Indemnification will be provided for all costs, judgments, penalties, fines, liabilities and amounts paid in settlement of any such proceeding and for expenses actually and reasonably incurred in connection with any such proceeding.

Directors and officers of EnerSys are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by EnerSys. The premium for the fiscal year ended March 31, 2018, specifically for directors and officers, as individuals, was $500,000.

Indemnity and Expense Agreement

Pursuant to a stock subscription agreement dated March 22, 2002 with certain institutional funds (collectively, the “Morgan Stanley Funds”) managed by Metalmark Capital LLC, we have agreed that, to the fullest extent permitted by law, none of such Morgan Stanley Funds as stockholders, or any of their respective partners or other affiliates, or their respective members, stockholders, directors, managers, officers, employees, agents or other affiliates, or any person or entity who serves at the request of any such stockholder on behalf of any person or entity as an officer, director, manager, partner or employee of any person or entity (referred to as indemnified parties), shall be liable to us for any act or omission taken or suffered by such indemnified party in connection with the conduct of our affairs or otherwise in connection with such stockholder’s ownership of shares of our common stock, unless such act or omission resulted from fraud, willful misconduct or gross negligence by such indemnified party or any mistake, negligence, dishonesty or bad faith of any agent of such indemnified party.

We have also agreed with each Morgan Stanley Fund that, to the fullest extent permitted by law, we will indemnify each of such indemnified parties for any and all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such indemnified party and arise out of or in connection with our affairs, or any indemnified party’s ownership of shares of our common stock, including acting as a director, manager or officer or its equivalent; provided that an indemnified party shall be entitled to indemnification only to the extent that such indemnified party’s conduct did not constitute fraud, willful misconduct or gross negligence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and any persons owning more than ten percent of EnerSys common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Persons filing such reports are required by SEC regulation to furnish EnerSys with copies of all such reports filed with the SEC. Based solely on our review of any copies of such reports received by it, and on written representations from our existing directors and executive officers that no additional annual statements of beneficial ownership were required to be filed by such persons, we believe that all such statements were timely filed in fiscal year 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each named executive officer, each holder of more than 5% percent of our common stock and all directors and named executive officers as a group as of June 4, 2018, the Record Date.

Name	Number of Shares(1)	Percent(1)
BlackRock, Inc.(2)	4,413,641	10.5%
Boston Partners(3)	3,349,314	8.0%
The Vanguard Group, Inc.(4)	3,596,624	8.5%
Holger P. Aschke(5)	24,675	*
Hwan-yoon F. Chung(6)	20,650	*
Nelda J. Connors(7)	3,338	*
Howard I. Hoffen(8)	25,337	*
Myles Jones(9)	30,446	*
Arthur T. Katsaros(10)	56,853	*
John F. Lehman(11)	53,799	*
Gen. Robert Magnus, USMC (Retired)(12)	25,941	*
Dennis S. Marlo(13)	54,991	*
Michael J. Schmidtlein(14)	94,942	*
Todd M. Sechrist(15)	71,876	*
David M. Shaffer(16)	129,057	*
Paul J. Tufano(17)	12,128	*
Ronald P. Vargo(18)	3,789
All current directors and named executive officers as a group (14 persons)(19)	607,822	1.5%

*	Does not exceed 1% of the class based on 42,112,605 shares of common stock outstanding as of June 4, 2018.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including, with respect to each director and named executive officer, options exercisable by such owner or restricted stock units that vest within 60 days of the record date of June 4, 2018. The numbers of shares reflected in this table have been rounded to the nearest whole number.

(2)	Includes Blackrock (Netherlands) B.V. BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock Life Limited. Information about BlackRock, Inc. is derived from its Schedule 13G/A filed with the SEC on January 18, 2018. The principal business office address is 55 East 52nd Street, New York, NY 10055.

(3)	Information about Boston Partners is derived from its Schedule 13G filed with the SEC on February 13, 2018. The principal business office address is One Beacon Street 30th Floor, Boston, MA 02108.

(4)	Includes Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Information about The Vanguard Group, Inc. is derived from its Schedule 13G/A filed with the SEC on February 7,2018. The principal business office address is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)	Mr. Aschke holds sole voting and investment power over 9,734 shares. The number and percentage of shares beneficially owned by Mr. Aschke include 11,213 shares subject to vested stock options and 3,728 vested market share units, but exclude 9,583.8436 unvested performance share units, 3,911.9862 unvested restricted stock units and 9,735 shares subject to unvested stock options.

(6)	Mr. Chung does not exercise shared voting or investment power over any shares. The number and percentage of shares include 20,649.6041 deferred stock units, for which Mr. Chung does not have voting and investment power. Mr. Chung disclaims beneficial ownership of 4,687.6732 such shares.

(7)	Ms. Connors does not exercise shared voting or investment power over any shares. The number and percentage of shares include 3,338.1294 deferred stock units, for which Ms. Connors does not have voting and investment power.

(8)	Mr. Hoffen is a Managing Director of Metalmark and does not exercise shared voting or investment power over any shares. The number and percentage of shares include 25,337.2773 deferred stock units, for which Mr. Hoffen does not have voting and investment power, which are beneficially owned by Metalmark. Mr. Hoffen disclaims beneficial ownership of such shares as a result of his employment arrangement with Metalmark, except to the extent that their pecuniary interest therein is ultimately realized.

(9)	Mr. Jones holds sole voting and investment power over 16,031 shares. The number and percentage of shares beneficially owned by Mr. Jones include 11,213 shares subject to vested stock options and 3,202 vested market share units, but exclude 9,583.8436 unvested performance share units, 3,866.5747 unvested restricted stock units and 9,735 shares subject to unvested stock options.

(10)	Mr. Katsaros holds sole voting and investment power over 5,915 shares. The number and percentage of shares beneficially owned by Mr. Katsaros include 20,649.6041 deferred stock units, for which Mr. Katsaros does not have voting and investment power, and 30,288.5929 vested restricted stock units owned by Mr. Katsaros, which are deferred under the Director Plan, for which Mr. Katsaros does not have voting or investment power, but exclude 94.9767 unvested restricted stock units owned by Mr. Katsaros deferred under the Director Plan.

(11)	Mr. Lehman holds sole voting and investment power over 6,782 shares. The number and percentage of shares beneficially owned by Mr. Lehman include, 20,649.6041 deferred stock units, for which Mr. Lehman does not have voting and investment power, and 26,367 vested restricted stock units owned by Mr. Lehman, which are deferred under the Director Plan, for which Mr. Lehman does not have voting or investment power, but exclude 100.6678 unvested restricted stock units and 7,747.1850 vested restricted stock units owned by Mr. Lehman deferred under the Director Plan.

(12)	Gen. Magnus does not exercise shared voting and investment power over any shares. The number and percentage of shares beneficially owned by Gen. Magnus include 20,649.6041 deferred stock units, for which Gen. Magnus does not have voting and investment power, and 5,291.7874 vested restricted stock units owned by Gen. Magnus, which are deferred under the Director Plan, for which Gen. Magnus does not have voting or investment power.

(13)	Mr. Marlo holds sole voting and investment power over 21,976 shares. The number and percentage of shares beneficially owned by Mr. Marlo include 20,649.6041 deferred stock units, for which Mr. Marlo does not have voting and investment power, and 12,365 vested restricted stock units owned by Mr. Marlo, which are deferred under the Director Plan, for which Mr. Marlo does not have voting or investment power, but exclude 82.1943 unvested restricted stock units owned by Mr. Marlo deferred under the Director Plan.

(14)	Mr. Schmidtlein holds shared voting or investment power over 38,393 shares. The number and percentage of shares beneficially owned by Mr. Schmidtlein include 42,531 shares subject to vested stock options and 14,018 vested market share units, but exclude 15,813.5964 unvested performance share units, 5,926.8644 unvested restricted stock units and 16,063 shares subject to unvested stock options.

(15)	Mr. Sechrist holds shared voting or investment power over 27,246 shares. The number and percentage of shares beneficially owned by Mr. Sechrist include 35,339_ shares subject to vested stock options and 9,291 vested market share units, and exclude 15,813.5964_ unvested performance and market share units, 5,926.8644 unvested restricted stock units and 16,063 shares subject to unvested stock options.

(16)	Mr. Shaffer holds shared voting or investment power over 70,005 shares. The number and percentage of shares beneficially owned by Mr. Shaffer include 71,493 shares subject to vested stock options, and exclude 43,117.8639 unvested performance share units, 16,405.2872 unvested restricted stock units and 44,815 shares subject to unvested stock options.

(17)	Mr. Tufano does not exercise shared voting and investment power over any shares. The number and percentage of shares beneficially owned by Mr. Tufano include 8,788.6102 deferred stock units, for which Mr. Tufano does not have voting and investment power, and 3,339.0118 vested restricted stock units owned by Mr. Tufano, which are deferred under the Director Plan, for which Mr. Tufano does not have voting or investment power, but exclude 181.4341 unvested restricted stock units owned by Mr. Tufano deferred under the Director Plan.

(18)	Mr. Vargo does not exercise shared voting and investment power of any shares. The number and percentage of shares beneficially owned by Mr. Vargo include 2,942.1484 deferred stock units, for which Mr. Vargo does not have voting and investment power, and 846.7931 vested restricted stock units owned by Mr. Vargo, which are deferred under the Director Plan, for which Mr. Vargo does not have voting or investment power, but exclude 129.1992 unvested restricted stock units owned by Mr. Vargo deferred under the Director Plan.

(19)	Such persons hold shared or sole voting or investment power over 222,126 shares. The number and percentage of shares beneficially owned by such persons include 171,789 shares subject to vested stock options, 44,257 vested market share units, 78,499 vested restricted stock units, and 143,654.1858 deferred stock units for which such persons do not have voting and investment power, but exclude 36,926 unvested restricted stock units, 93,912.7439 unvested performance share units, 96,411 shares subject to unvested stock options, and 7,747.1850 vested restricted stock units.

Proposal No. 4	Advisory Vote to Approve Named Executive Officer Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder input on our executive compensation as disclosed in this proxy statement. Based upon the results of a non-binding advisory vote on the issue of the frequency of holding future non-binding advisory votes to approve named executive officer compensation, the Board has determined that it will include an annual non-binding advisory vote to approve named executive officer compensation in our proxy materials until the next non-binding advisory vote on the frequency for holding such votes. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the tools necessary to attract and retain the best talent.

As we describe in the Compensation Discussion and Analysis beginning on page 26, our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our stockholders. In evaluating our executive compensation program, key considerations include:

∎	Our compensation program is based on setting aggressive operating plan goals that are achievable in light of current market conditions and create of stockholder value.

∎	At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to performance and long-term stockholder value. Stock ownership requirements for our executive officers ensure that our management team is incentivized to act in the best interests of our stockholders.

∎	We maintain an appropriate balance between base salary and short-and long-term incentive opportunities offered to the named executive officers.

∎	The Compensation Committee engaged an independent compensation consultant that does not provide services to management and that had no relationship with management before the engagement.

∎	We believe our executive compensation program results in reasonable and rational compensation decisions, allowing us to set aggressive goals while not encouraging excessive risk-taking that could be detrimental to our stockholders.

For these reasons, the Board recommends stockholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Approval of Proposal No. 4 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

The Board of Directors recommends a vote “FOR” approval of executive compensation

OTHER INFORMATION

Stockholder Proposals or Nominations

Any stockholder who desires to submit a proposal for inclusion in the proxy materials relating to our 2019 Annual Meeting of Stockholders in accordance with the rules of the SEC must submit such proposal in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attn: Joseph G. Lewis, Vice President, General Counsel, Chief Compliance Officer, and Secretary, no later than February 21, 2019.

In accordance with our bylaws, a stockholder who desires to propose a matter for consideration at an annual meeting of stockholders, even if the proposal is not submitted by the deadline for inclusion in our proxy materials, must comply with the procedures specified in our bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2019 Annual Meeting of Stockholders, this period will begin on April 4, 2019, and end on May 4, 2019.

In accordance with our bylaws, a stockholder who desires to nominate candidates for election to the Board must comply with the proceeding specified in the bylaws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2019 Annual Meeting of Stockholders, this period will begin on April 4, 2019, and end on May 4, 2019.

If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, proxy holders may exercise discretionary voting authority under proxies that we solicit to vote in accordance with their best judgment on any such stockholder proposal or nomination.

Reduce Duplicate Mailings

Only one Notice of Internet Availability will be sent to those stockholders who share a single household and who have consented to receive a single copy of such annual meeting materials. This practice, known as “householding,” is designed to reduce expenses and conserve natural resources. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. However, if any stockholder residing at such an address desires to receive a separate Notice of Internet Availability or Proxy Statement and Annual Report in the future, he or she may telephone our Investor Relations Department at (610) 236-4040 or write to Investor Relations at EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605 or by e-mail through the Investors and Governance link at www.enersys.com. If you are receiving multiple copies of our Notice of Internet Availability, please request householding by contacting Investor Relations in the same manner. If you are a stockholder of record, you can elect to access future Notices of Internet Availability electronically following the instructions provided if you vote by Internet or by telephone, or by marking the appropriate box on your proxy form if one has been requested. If you choose this option, your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of our common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Other Matters

If any other item or proposal properly comes before the Annual Meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or incident to the conduct of the Annual Meeting, then the proxies will be voted in accordance with the discretion of the proxy holders, including to vote to adjourn the Annual Meeting for the purpose of soliciting proxies to vote in accordance with the Board’s recommendation on any of the proposals to be considered.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of EnerSys. The cost of soliciting proxies in the enclosed form will be borne by EnerSys. Officers and regular employees of EnerSys may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings made by us under those statutes, the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes, except to the extent that we specifically incorporates these items by reference.

Annual Report for Fiscal Year 2018

EnerSys’ Annual Report to the Stockholders for the year ended March 31, 2018, is enclosed herewith. EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2018, has been combined with the Annual Report to Stockholders, as permitted by SEC rules. The Annual Report is furnished to stockholders for their information. No part of the Annual Report is incorporated by reference herein.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED MARCH 31, 2018, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, ENERSYS, 2366 BERNVILLE ROAD, READING, PENNSYLVANIA 19605, OR BY CALLING ENERSYS INVESTOR RELATIONS DIRECTLY AT (610) 236-4040. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF ENERSYS COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph G. Lewis Vice President, General Counsel, Chief Compliance Officer & Secretary

APPENDIX A

Full Text of the Proposed EnerSys 2018 Employee Stock Purchase Plan

ENERSYS

2018 EMPLOYEE STOCK PURCHASE PLAN

1.	PURPOSE

1,1 Purpose. The purpose of this EnerSys 2018 Employee Stock Purchase Plan is to provide employees of EnerSys, a Delaware corporation (the “Company”), and any other Participating Company with an opportunity to purchase shares of common stock of the Company under a plan that satisfies the requirements of an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (“Code Section 423”).

2.	DEFINITIONS

2.1 “Account” means the brokerage account maintained on behalf of each participant by the Recordkeeper for the purpose of investing in Common Stock and engaging in other transactions permitted under the Plan.

2.2 “Board of Directors” or “Board” means the board of directors of the Company.

2.3 “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations issued thereunder and successor provisions and regulations thereto.

2.4 “Common Stock” means the Company’s common stock, par value $0.01 per share, and such other securities as may be substituted for Common Stock pursuant to Section 10.6.

2.5 “Company” means EnerSys, a Delaware corporation.

2.6 “Compensation” means base salary or hourly rate of pay paid during the calendar year before elective payroll deduction contributions to any employee benefit plan or program offered by the Company. Overtime pay, bonuses, commissions, workers’ compensation payments, and any other payment in excess of normal salary or hourly base pay shall be excluded from Compensation under the Plan. The Compensation Committee may, in its discretion, establish a different definition of Compensation on a uniform and nondiscriminatory basis for any subsequent Offering Period.

2.7 “Compensation Committee” means the Compensation Committee of the Board of Directors or a subcommittee thereof or any other committee designated by the Board to administer this Plan. The Board may take any action under the Plan that would otherwise be the responsibility of the Compensation Committee.

2.8 “Employee” means an employee who is employed by the Company or a Participating Company, provided, however that an employee shall not be eligible to participate in the Plan if the employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Common Stock under the Plan to such employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Common Stock under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Code Section 423, as determined by the Compensation Committee in its sole discretion.

2.9 “Fair Market Value” means, with respect to a share of Common Stock on any relevant day, (a) if such Common Stock is traded on a national securities exchange, the closing price on such day, or if the Common Stock did not trade on such day, the closing price on the most recent preceding day on which there was a trade, (b) if such Common Stock is quoted on an automated quotation system, the closing price on such day, or if the Common Stock did not trade on such day, the mean between the closing bid and asked prices on such day, or (c) in all other cases, the “fair market value” as determined by the Compensation Committee in good faith and using such financial sources as it deems relevant and reliable (but in any event not less than fair market value within the meaning of Code Section 409A).

2.10 “Insider” means (a) any officer of the Company or a Participating Company who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and (ii) unless the Compensation Committee determines otherwise, any individual that the Company designates as subject to the Company’s insider trading or blackout policies, as they may be in place from time to time.

2.11 “Offering Period” means the three-month period beginning on the first Trading Day on or after January 1, April 1, July 1 and October 1 of a calendar year and ending on the last Trading Day in March, June, September and December, respectively, of such calendar year. See also Section 4.2 regarding the Compensation Committee’s power to make changes with respect to future Offering Periods.

2.12 “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Compensation Committee as eligible to participate in the portion of this Plan that is subject to Code Section 423. The Compensation Committee may designate Participating Companies from time to time from among a group consisting of the Company and its Subsidiaries. The group from among which such designations are permitted without additional stockholder approval may include corporations or other entities that become Subsidiaries after the adoption and approval of the Plan.

A Participating Company will cease to be a Participating Company on the earlier of (i) the date the Compensation Committee determines that such entity is no longer a Participating Company, or (ii) when such Participating Company ceases for any reason to be a Subsidiary.

2.13 “Plan” means this EnerSys 2018 Employee Stock Purchase Plan.

2.14 “Prior Plan” means the EnerSys Employee Stock Purchase Plan, as amended from time to time

2.15. “Purchase Date” means the last Trading Day of each Offering Period.

2.16 “Purchase Price” means an amount equal to 95% of the Fair Market Value of a share of Common Stock, determined as of the first Trading Day of the Offering Period or the last Trading Day of the Offering Period, whichever is lower. However, for any future Offering Period, the Compensation Committee will have the authority, in its discretion, to make either of the following changes in the Purchase Price for that Offering Period, so long as the change is determined prior to the beginning of the Offering Period and uniform for all participants:

a. The Purchase Price may be determined by reference to a higher or lower percentage of the Fair Market Value of a share of Common Stock, so long as the percentage is not lower than 85% and not higher than 100%.

b. The Purchase Price may be a designated percentage (not lower than 85% or higher than 100%) of the Fair Market Value of a share of Common Stock, determined on the Purchase Date.

2.17 “Recordkeeper” means Computershare, or its successor, or such replacement recordkeeper as may be appointed or contracted to assist with the recordkeeping and administration of this Plan.

2.18 “Reserves” means the number of shares of Common Stock covered by all options under the Plan that have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but which have not yet become subject to options.

2.19 “Subsidiary” means any corporation or other entity (other than the Company) in an unbroken chain of entities beginning with the Company, if (a) each of the entities other than the last entity in the unbroken chain owns stock or other ownership interests possessing 50% or more of the total combined voting power in one of the other entities in such chain, or (b) the entity otherwise satisfies the requirements of Code Section 424(f) and applicable regulations and other guidance issued thereunder.

2.20 “Trading Day” means a day on which The New York Stock Exchange is open for trading.

3.	ELIGIBILITY AND PARTICIPATION

3.1 Initial Eligibility. Each Employee is eligible to participate in the Plan beginning on the later of the date the participant first becomes an Employee or October 1, 2018.

3.2 Participation. An Employee may become a participant in the Plan by giving instructions to the Company authorizing payroll deductions. Participant instructions must be given at such time and in such form and manner as may be prescribed by the Compensation Committee or its designee. Payroll deductions for an Employee will begin as soon as administratively feasible after the instructions are received and determined to be in good order. All elections to participate in the Plan must be made in compliance with the Company’s insider trading policies and such rules and procedures as may be established by the Compensation Committee or its delegates in connection therewith.

3.3 Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee will be granted an option to participate in the Plan to the extent that:

(a) immediately after the grant, such Employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of the Company’s stock (determined under the rules of Section 424(d) of the Code);

(b) the Employee shall not be able to purchase more than 1,500 shares of Common Stock under the Plan in any calendar year; or

(c) the Employee’s rights to purchase Common Stock under the Plan would accrue at a rate that exceeds $25,000 in fair market value of the Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

4.	OFFERINGS

4.1 Quarterly Offerings. The Plan will be implemented by quarterly offerings of Common Stock beginning on the first Trading Day on or after January 1, April 1, July 1 and October 1 of each calendar year and terminating on the last Trading Day of March, June, September and December of such calendar year, respectively.

4.2 Changes in Offering Periods. The Compensation Committee will have the power to change the beginning date, ending date, and duration of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least five days before the scheduled beginning of the first Offering Period to be affected thereafter, provided that Offering Periods will in all cases comply with applicable limitations under Code Section 423(b)(7).

5.	PAYROLL DEDUCTIONS

5.1 Amount and Timing of Deduction.

(a) A participant may elect to have deductions made for each payroll period during an Offering Period on an after-tax basis in an amount equal to any whole percentage of the participant’s Compensation received for the payroll period, subject to the limitations of Section 3.3, except that the maximum amount of payroll deductions may not exceed (i) a specified maximum percentage of the participant’s Compensation for each payroll period as may be designated from time to time by the Compensation Committee (which initially will be 15%), (ii) 1,500 shares of Common Stock (or such lower annual dollar limit as may be designated by the Compensation Committee), or (iii) $25,000 for each year (or such lower annual dollar limit as may be designated by the Compensation Committee). The Compensation Committee, in its discretion, may increase and decrease the maximum percentage amount (but not the maximum dollar amount) contemplated under the immediately preceding sentence without formally amending the Plan, so long as the maximum percentage amount is a uniform percentage of Compensation for all participants.

(b) The time and manner in which payroll deduction elections must be made will be established pursuant to rules and procedures adopted by the Compensation Committee, in its discretion. Such rules may provide (among other things) that participants must make payroll deduction elections within a sufficient period before the beginning of an Offering Period to allow for processing and implementation of such elections by the beginning of the Offering Period.

(c) If a participant is not paid through the participant’s employer’s payroll (e.g., the participant is paid by a third party payroll vendor), the Compensation Committee or its delegate will establish such reasonable and uniform policies and procedures to facilitate contribution to an Account by any such participant wishing to participate with respect to an Offering Period.

5.2 Continuation of Payroll Deduction. A participant’s payroll deduction election will automatically remain in effect for successive Offering Periods, unless modified or terminated in accordance with the terms of the Plan.

5.3 Participant’s Account. An individual Account will be maintained by the Recordkeeper for each participant in the Plan. All payroll deductions made for a participant (together with any other contributions permitted by the Plan or any rules or policies established by the Compensation Committee) will be credited to the participant’s Account. No interest will accrue or be paid on any payroll deductions or any other amounts credited to a participant’s Account.

5.4 Changes in Payroll Deductions. Once made, a participant’s payroll deduction election will remain in effect until the participant provides new instructions for a subsequent Offering Period, withdraws as provided in Section 7.1, or terminates employment as provided in Section 7.2. A participant’s payroll deduction election may not be modified during an Offering Period, except as provided in Sections 5.5 and 7.1.

5.5 Withdrawal. Notwithstanding the limitations in Section 5.4, except for any participant who is deemed to be an Insider, a participant may elect to withdraw from participation in the Plan at any time. Upon withdrawal, the provisions of Section 7.1 will apply. An election to withdraw from participation will become effective as soon as administratively feasible following the date such election is received by the Recordkeeper and will remain in effect for successive Offering Periods until the participant provides new instructions. A participant who withdraws from participation during an Offering Period may not again make a new payroll deduction election that is effective any sooner than the first Offering Period that begins on or after the date that is 12 months after the date of the participant’s withdrawal. Any Participant who is deemed to be an Insider may not make a cash withdrawal under this Section 5.5.

6.	GRANT AND EXERCISE OF OPTION

6.1 Number of Option Shares. On the first day of each Offering Period, each Employee participating in such Offering Period will be deemed to have been granted an option to purchase on the Purchase Date of such Offering Period, at the applicable Purchase Price, up to a number of whole shares of Common Stock determined by dividing such Employee’s payroll deductions credited to the participant’s Account as of the Purchase Date by the applicable Purchase Price and rounding down to the nearest whole share, but subject to the limitations set forth in Section 3.3 ($25,000, 1,500 shares of Common Stock and 5% limitations) and Section 8.1 (maximum number of shares). Exercise of the option will occur automatically as provided in Section 6.2, unless the participant has withdrawn the amount credited to the participant’s Account upon withdrawal from the Plan pursuant to Section 7.1 or such amount has been distributed to the participant upon termination of employment pursuant to Section 7.2. The option will expire on the last day of the Offering Period.

6.2 Automatic Purchase. A participant’s option for the purchase of shares will be exercised automatically on the Purchase Date, and the maximum number of shares subject to the option will be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions credited to the participant’s Account. Any funds remaining in a participant’s account after the Purchase Date will remain in the participant’s Account if the participant is continuing payroll deductions for the succeeding Offering Period and will be returned to the participant if the participant is not continuing payroll deductions for the succeeding Offering Period.

6.3 Transferability of Option. During a participant’s lifetime, options held by such participant will be exercisable only by that participant.

6.4 Delivery of Shares.

(a) At or as promptly as practicable after the Purchase Date for an Offering Period, the Company will deliver the shares of Common Stock purchased to the Recordkeeper to be deposited in the participants’ Accounts.

(b) Once a participant has acquired shares of Common Stock under the Plan, any cash dividends that are paid with respect to that Common Stock will be deposited in the participant’s Account for so long as that Common Stock remains credited to the participant’s Account.

(c) Each participant will be entitled to vote the number of shares of Common Stock credited to the participant’s Account on any matter as to which the approval of the Company’s stockholders is sought. If a participant does not vote or grant a valid proxy with respect to shares credited to the participant’s Account, such shares will be voted by the custodian in accordance with any stock exchange or other rules governing the custodian in the voting of shares held for customer accounts. Similar procedures will apply in the case of any consent solicitation of the Company’s stockholders.

7.	WITHDRAWAL FROM PLAN AND TERMINATION OF EMPLOYMENT

7.1 Withdrawal from Plan Participation. If a participant elects to withdraw from the Plan during an Offering Period as provided in Section 5.5, the participant will be reimbursed, without interest, all, but not less than all, of the payroll deductions credited to the participant’s Account during the current Offering Period, so long as the election to withdraw is made no later than fifteen business days before the last day of such Offering Period in the form and manner prescribed by the Compensation Committee. Partial cash withdrawals shall not be permitted. If the participant does not give proper instructions to the Recordkeeper to request withdrawal in a timely manner, the participant will be deemed to have elected to exercise the participant’s option for the purchase of Common Stock on the next following Purchase Date, and the participant’s withdrawal election will be effective as of the next succeeding Offering Period. A participant who withdraws from participation during an Offering Period may not again make a new payroll deduction election that is effective any sooner than the first Offering Period that begins on or after the date that is 12 months after the date of the participant’s withdrawal.

7.2 Termination of Employment or Death. Upon a participant’s termination of employment with the Company and all Participating Companies for any reason (including termination because of the participant’s death), the payroll deductions credited to such participant’s Account during the Offering Period but not yet used to exercise the option will be returned, without interest, to such participant or, in the case of the participant’s death, to the person or persons entitled thereto under Section 10.1, and such participant’s option will be automatically terminated. The Recordkeeper will continue to maintain the participant’s Account until the earlier of such time as the participant withdraws or transfers all Common Stock in the Account, or two years after the participant ceases to be employed by the Company and all Participating Companies.

7.3 Leave of Absence. If a participant goes on an authorized leave of absence for any reason, such participant will have the right to elect to: (a) withdraw all of the payroll deductions credited to the participant’s Account, as provided in Sections 5.5 and 7.1; (b) discontinue contributions to the Plan but have the amount credited to the participant’s Account used to purchase Common Stock on the next Purchase Date; or (c) remain a participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the participant during such leave of absence and making cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company to such participant are insufficient to meet such participant’s authorized Plan deductions. Any such elections, however, must be made in compliance with the Company’s insider trading policies and such rules and procedures as may be established by the Compensation Committee or its delegates in connection therewith. Unless a participant on an authorized leave of absence returns to employment with the Company or a Participating Company no later than the first anniversary of the first day of the participant’s authorized leave of absence, such participant will be deemed to have terminated employment as of the first anniversary of the first day of the leave of absence and the provisions of Section 7.2 will apply.

8.	STOCK

8.1 Maximum Shares. The maximum number of shares of Common Stock that may be issued under the Plan is 500,000 shares of Common Stock, subject to adjustment upon changes in capitalization of the Company as provided in Section 10.6, plus any unissued shares of Common Stock reserved for issuance under the Prior Plan prior to the Effective Date.

8.2 Share Usage. Shares of Common Stock covered by an option that expires or remains unexercised after the latest date on which exercise may occur will again be available for option grants under the Plan. Shares of Common Stock issued under the Plan may be shares of Common Stock of original issuance, shares of Common Stock held in treasury, or shares of Common Stock that have been reacquired by the Company.

8.3 Insufficient Shares. If the aggregate funds available for the purchase of Common Stock with respect to any Offering Period would cause an issuance of shares in excess of the number provided for in Section 8.1, (i) the Compensation Committee shall proportionately reduce the number of shares that would otherwise be purchased by each participant in order to eliminate such excess, (ii) any cash remaining in each participant’s Account shall be distributed to such participant as soon as reasonably practicable, and (iii) the Plan shall automatically terminate immediately after such Offering Period.

8.4 Participant’s Interest in Option Stock. A participant will have no interest in Common Stock covered by the participant’s option until such option has been exercised.

9.	ADMINISTRATION

9.1 Authority of the Compensation Committee. The Plan will be administered by the Compensation Committee; provided, however, that such committee shall satisfy the independence requirements under Section 16 of the Securities Exchange Act of 1934, as amended, and as prescribed by any stock exchange on which the Company lists its Common Stock. Subject to the express provisions of the Plan, the Compensation Committee will have full and discretionary authority to interpret and construe all provisions of the Plan, to adopt rules, regulations, policies, and procedures for administering the Plan, and to make any and all determinations deemed necessary or advisable for administering the Plan. The Compensation Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems necessary or appropriate. The Compensation Committee’s determinations on the foregoing matters will be final and conclusive. The Compensation Committee may, in its discretion, delegate some or all of its authority to one or more employees or officers of the Company, in which case any references in this Plan to the Compensation Committee will also refer to such delegate. The provisions of the portion of the Plan intended to be subject to Code Section 423 will be construed in a manner consistent with the requirements of that Code Section. The Compensation Committee will have the discretion to determine whether a Subsidiary will be a Participating Company.

9.2 Rules Governing the Administration of the Compensation Committee. The Compensation Committee will be governed by its charter with respect to administration, including, but not limited to meetings, quorum, and determinations.

9.3 Indemnification. Members of the Compensation Committee, and any officer or employee of the Company acting at the direction, or on behalf, of the Compensation Committee will not be personally liable for any action or determination taken or made in good faith with respect to the Plan and will, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

9.4 Recordkeeper. The Recordkeeper will act as recordkeeper under the Plan, and will perform such duties as are set forth in the Plan and in any agreement between the Company and the Recordkeeper. The Recordkeeper will establish and maintain for each Participant a brokerage account.

9.5 Administrative Costs. The costs and expenses incurred in the administration of the Plan and maintenance of Accounts will be paid by the Company, including, but not limited to, annual fees of the Recordkeeper and any brokerage fees and commissions for the purchase of Common Stock upon reinvestment of dividends and distributions. The foregoing notwithstanding, the Recordkeeper may impose or pass through to the participants a reasonable fee for the withdrawal of Common Stock in the form of stock certificates and reasonable fees for other services unrelated to the purchase of Common Stock under the Plan, to the extent approved in writing by the Company and communicated to participants. Under no circumstance will the Company pay any brokerage fees or commissions for the sale of Common Stock acquired under the Plan by a participant.

9.6 Action by the Board. Notwithstanding anything to the contrary contained in the Plan, the Board will have and may exercise all the authority granted to the Compensation Committee under the Plan. However, any such actions by the Board will be subject to the applicable rules of The New York Stock Exchange or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted.

10.	MISCELLANEOUS

10.1 Designation of Beneficiary. A participant may elect to designate a beneficiary who is to receive any shares and cash from the participant’s Account under the Plan in the event of such participant’s death by giving instructions to the Recordkeeper. The participant may change the participant’s beneficiary designation at any time. During a participant’s lifetime, options granted to the participant shall be exercisable only by the participant. Shares of Common Stock and any cash shall be delivered only to the participant or, in the event of such participant’s death, such participant’s properly designated beneficiary entitled to receive the same or, in the absence of such designation, to the executor, administrator or other legal representative of the participant’s estate.

10.2 Transferability. Neither payroll deductions credited to a participant’s Account nor any rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution or as provided in Section 10.1. Any such attempted assignment, transfer, pledge, or other disposition will be without effect.

10.3 Withholding. The Company and any Participating Company is authorized to withhold from any payment to be made to a participant any taxes or other withholding amounts due in connection with any transaction under the Plan, including any disposition of shares acquired under the Plan, and a participant’s enrollment in the Plan will be deemed to constitute the participant’s consent to such withholding. At the time of a participant’s exercise of an option or disposition of shares acquired under the Plan, the Company may require the participant to make other arrangements to meet tax withholding obligations as a condition to exercise of rights or distribution of shares or cash from the participant’s Account. In addition, a Participant may be required to advise the Company of sales and other dispositions of Common Stock acquired under the Plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan, including, but not limited to, if the participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any shares of Common Stock issued to such participant pursuant to the exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Purchase Date, such Participant shall, within five (5) days of such disposition, notify the Company thereof.

Without limiting the generality of the foregoing, the Compensation Committee may permit or require a participant to satisfy, in whole or in part, any withholding liability by any of the following methods or any combination of the following methods: (A) delivering shares of Common Stock (that are not subject to any pledge or other security interest) owned by the participant having a Fair Market Value equal to such withholding liability; (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise of an option a number of shares with a Fair Market Value equal to such withholding liability, except that with respect to shares withheld pursuant to this clause (B), the number of such shares may not have a Fair Market Value greater than the maximum required statutory withholding liability, or such other rate that will not have an adverse accounting consequence or cost, subject to any applicable Company policies and procedures and at the sole discretion of the Compensation Committee; (C) requiring the participant, as a condition precedent to transfer of the shares, to make a payment in an amount equal to the amount of the withholdings or reductions; or (D) such other method or combination of methods as the Compensation Committee deems appropriate, in its sole discretion. The Compensation Committee will have the right, in its sole discretion, to require, as a condition precedent to the transfer of any shares under this Plan, that the transferee execute a power of attorney or such other agreement or document as the Compensation Committee deems necessary or appropriate to facilitate, directly or indirectly, the withholding of taxes with respect to any transaction arising under or in connection with this Plan.

10.4 Use of Funds. All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company is not obligated to segregate such payroll deductions.

10.5 Reports. Statements of Account will be given to each participant at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased, any remaining cash balance, and other information deemed relevant by the Compensation Committee.

10.6 Adjustment Upon Changes in Capitalization.

(a) Changes in Capitalization. The Compensation Committee will proportionately adjust the Reserves and the price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or other extraordinary corporate event that affects the Common Stock in order to prevent dilution or enlargement of the rights of participants. The determination of the Compensation Committee with respect to any such adjustment will be final, binding, and conclusive.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately before the consummation of such proposed action, and if necessary, the Compensation Committee will set a new Purchase Date prior to such consummation (a “New Purchase Date”), unless otherwise provided by the Compensation Committee.

(c) Asset Sale or Merger. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Compensation Committee will shorten the Offering Period then in progress by setting a New Purchase Date. The New Purchase Date will be before the date of the Company’s proposed asset sale or merger. The Compensation Committee will notify each participant in writing, at least ten business days before the New Purchase Date, that the Purchase Date for the participant’s purchase has been changed to the New Purchase Date and that the participant’s option will be exercised automatically on the New Purchase Date, unless before such date the participant has withdrawn the amount credited to the participant’s Account upon withdrawal from the Plan pursuant to Section 7.1 or such amount has been distributed to the participant upon termination of employment pursuant to Section 7.2.

10.7 Amendment and Termination. The Board of Directors has the complete power and authority to terminate the Plan at any time. Any amendment to the Plan to increase the maximum number of shares of Common Stock that may be issued under any Offering (except pursuant to Section 10.6), to amend the requirements as to the class of employees eligible to purchase Common Stock under the Plan (except for designations of Participating Companies pursuant to Sections 2.9, 2.13 and 9.1), or to change the granting corporation or the Common Stock available for purchase under the Plan may be made only by the Board of Directors with the approval of the Company’s stockholders within 12 months before or after the date such amendment is adopted by the Board. Any other amendment to the Plan may be made by either the Board of Directors or the Compensation Committee, unless otherwise required by any applicable law, rule, or regulation, including, without limitation, the rules and regulations of The New York Stock Exchange. Notwithstanding anything to the contrary contained herein, upon termination of the Plan, the Company shall give notice thereof to Participants and shall terminate all payroll deductions, and funds then credited to participants’ Accounts shall be distributed in cash as soon as practicable, without interest.

10.8 No Right to Employment. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares of Common Stock under the Plan except as expressly provided, or create in any employee or class of employees any right with respect to continuation of employment, and the existence of this Plan will not be deemed to interfere in any way with an employer’s right to terminate, or otherwise modify, an employee’s employment at any time.

10.9 Notices. All notices or other communications by a participant to the Company or to the Recordkeeper will be deemed to have been duly given when received in the manner and form specified by the Company or the Recordkeeper, whichever is applicable, at the location, or by the person, designated by the Company, or Recordkeeper, for the receipt thereof.

10.10 Elections. All elections and notices made by a participant to the Recordkeeper may be made telephonically or electronically in accordance with procedures established by the Compensation Committee and the Recordkeeper.

10.11 Conditions Upon Issuance of Shares. The Company is not obligated to issue shares of Common Stock with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto complies with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed or quoted.

10.12 Effect of Plan. The provisions of the Plan are binding upon, and will inure to the benefit of, all successors of each participant, including, without limitation, such participant’s estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of such participant.

10.13 Effective Date. Subject to approval by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the Company’s stockholders held on or before October 1, 2018, the Plan will become effective as of October 1, 2018, and, upon the Effective Date, no further awards may be made from the Prior Plan. If the Plan is not so approved, the Plan will not become effective, and awards may continue to be made under the Prior Plan.

10.14 Governing Law. The law of the state of Delaware applicable to contracts made and performed wholly within the State of Delaware, without regard to that State’s choice of law rules, will govern all matters relating to this Plan except to the extent preempted by the laws of the United States or a foreign jurisdiction.

10.15 Regulatory and Tax Compliance. The Plan, the grant and exercise of the rights to purchase shares of Common Stock under the Plan, and the Company’s obligation to sell and deliver shares of Common Stock upon the exercise of rights to purchase shares of Common Stock, will be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required or desirable. The Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Any provision inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan. The Compensation Committee may withhold from any payment due under the Plan or take any other action it deems appropriate to satisfy any federal, state or local tax withholding requirements.

10.16 Non-U.S. Jurisdictions. The Compensation Committee may, in its sole discretion, adopt such rules or procedures to accommodate the requirements of local laws of non-U.S. jurisdictions, including rules or procedures relating to the handling of payroll deductions, conversion of local currency, payroll taxes and withholding procedures, as the Compensation Committee in its sole discretion deems appropriate. The Compensation Committee may also adopt rules and procedures different from those set forth in the Plan applicable to participants who are employed by specific Participating Companies or at certain non-U.S. locations that are not intended to be within the scope of Code Section 423, subject to the provisions of Section 8.1, and may where appropriate establish one or more sub-plans for this purpose.

10.17 Nontransferability. Except by the laws of descent and distribution, no benefit provided hereunder, including an option to purchase shares of Common Stock, shall be subject to alienation, assignment, or transfer by a participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process of whatever nature, and any attempted alienation, assignment, attachment, or transfer shall be void and of no effect whatsoever and, upon any such attempt, the benefit shall terminate and be of no force or effect.

EnerSys

ANNUAL MEETING OF ENERSYS

1: Election of four (4) Class II director nominees

	For	Against	Abstain	Directors Recommend
01 Hwan-yoon F. Chung	☐	☐	☐	FOR
02 Nelda J. Connors	☐	☐	☐	FOR
03 Arthur T. Katsaros	☐	☐	☐	FOR
04 Gen. Robert Magnus, USMC (Retired)	☐	☐	☐	FOR

5: To conduct any other business properly brought before the meeting.

Please Sign Here ____________ Please Date Above ____________

Please Sign Here ____________ Please Date Above ____________

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

EnerSys

Annual Meeting of EnerSys
to be held on Thursday, August 2, 2018
for Stockholders as of June 4, 2018

VOTE BY:

INTERNET

Go To
www.proxypush.com/ens
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call
866-284-6730
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

PROXY TABULATOR FOR

ENERSYS
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

ANNUAL MEETING OF ENERSYS Annual Meeting of EnerSys
Date: August 2, 2018 to be held on Thursday, August 2, 2018
Time: 10:00 AM (Eastern Time)
Place: EnerSys Global Headquarters, 2366 Bernville Road, for Stockholders as of June 4, 2018
Reading, PA 19605 This proxy is being solicited on behalf of the Board of Directors of EnerSys.
Please make your marks like this:                Use dark black pencil or pen only VOTE BY:
The Board of Directors recommends a vote FOR each of the director INTERNET TELEPHONE Call nominees listed in proposal 1 and FOR proposals 2, 3 and 4. provided. www. Go To proxypush.com/ens 866-284-6730
1: Election of four (4) Class II director nominees Directors • Cast your vote online. • Use any touch-tone telephone.
OR
Recommend View • Have your Proxy Card/Voting Instruction Form ready.
For Against Abstain • Meeting Documents.
• Follow the simple recorded instructions.
01 Hwan-yoon F. Chung FOR envelope MAIL
02 Nelda J. Connors FOR the
OR • Mark, sign and date your Proxy Card/Voting Instruction Form.
03 Arthur T. Katsaros FOR in
04 Gen. Robert Magnus; USMC (Retired)
• Detach your Proxy Card/Voting Instruction Form.
For Against Abstain • Return your Proxy Card/Voting Instruction Form in the portion postage-paid envelope provided.
2: To approve, ratify and adopt the EnerSys 2018 FOR
The undersigned hereby appoints Thomas L. O’Neill and Joseph G. Lewis and each or either of them, as the true
Employee Stock Purchase Plan; this
FOR and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and
3: To ratify the appointment of Ernst & Young just each of them, to vote all the shares of common stock of EnerSys which the undersigned is entitled to vote at said LLP as the Company’s independent registered meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly March public accounting 31, 2019; firm for fiscal year ending brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys return to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy
4: An advisory vote to approve the compensation FOR and heretofore given. of EnerSys’ named executive officers; and
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION
5: To brought conduct before any the other meeting. business properly IS GIVEN, SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES IN
PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.
perforation All votes must be received by 5:00 P.M., Eastern Time, August 1, 2018.
the at
PROXY TABULATOR FOR ENERSYS carefully P.O. BOX 8016 separate CARY, NC 27512-9903
Please
Authorized Signatures—This section must be completed for your Instructions to be executed. EVENT #
Please Sign Here Please Date Above CLIENT # Please Sign Here Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Proxy — EnerSys
Annual Meeting of Stockholders
Thursday, August 2, 2018, at 10:00 AM (Eastern Time) This Proxy is Solicited on Behalf of the Board of Directors
The undersigned appoints Thomas L. O’Neill and Joseph G. Lewis (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of EnerSys, a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the EnerSys Global Headquarters, 2366 Bernville Road, Reading, PA 19605, on Thursday, August
2, 2018, at 10:00 AM (Eastern Time) and all postponements or adjournments thereof.
Please The purpose of the Annual Meeting is to take action on the following:
1. Proposals 1, 2, 3, and 4; and
2. Transact such other business as may properly come before the Annual separate Meeting or any adjournment or postponement of the Annual Meeting.
The four (4) Class II director nominees up for election are: Hwan-yoon F. Chung, Nelda J. Connors, Arthur T. Katsaros, Gen. Robert Magnus; USMC (Retired). at
The Board of Directors of the Company recommends a vote “FOR” all of the the director nominees and “FOR” each proposal.
This proxy, when properly executed, will be voted in the manner directed perforation herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each proposal. In their discretion, the Named and Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement return thereof. just You are encouraged to specify your choice by marking the appropriate box this (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named portion Proxies cannot vote your shares unless you sign and return this card. in the
To attend the meeting and vote your shares envelope in person, please mark this box. provided .